                           OFFER TO PURCHASE FOR CASH
                 ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                 CHILDREN'S DISCOVERY CENTERS OF AMERICA, INC.
                                       AT
                              $12.25 NET PER SHARE
                                       BY
                             KBI ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                           KNOWLEDGE BEGINNINGS, INC.
----------------------------------------------------------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON FRIDAY, MAY 1, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 27, 1998, BY AND AMONG KNOWLEDGE BEGINNINGS, INC. ("PARENT"), KBI ACQUISITION CORP. ("PURCHASER") AND CHILDREN'S DISCOVERY CENTERS OF AMERICA, INC. (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE HAVING BEEN VALIDLY TENDERED PURSUANT TO THE OFFER, AND NOT VALIDLY WITHDRAWN, A MINIMUM OF A MAJORITY OF THE SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "SHARES"), OF THE COMPANY (DETERMINED ON A FULLY DILUTED BASIS),
(2) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE PASSAGE OF CERTAIN STATUTORY WAITING PERIODS RELATING TO THE COMPANY'S OPERATING LICENSES, (3) CERTAIN ANCILLARY AGREEMENTS AND INSTRUMENTS HAVING BEEN OBTAINED BY THE COMPANY AND PARENT, AND (4) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15 OF THIS OFFER TO PURCHASE.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS, BY A VOTE OF ALL DIRECTORS AT A MEETING DULY CALLED AND HELD, UNANIMOUSLY (1) DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, (2) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE OPTION AND SUPPORT AGREEMENT (EACH AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), (3) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER, AND (4) TAKEN ALL ACTION NECESSARY TO RENDER
SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE AND OTHER STATE TAKEOVER STATUTES INAPPLICABLE TO THE OFFER, THE MERGER AND THE OPTION AND SUPPORT AGREEMENT.

    THE COMPANY HAS GRANTED PARENT AN IRREVOCABLE OPTION TO PURCHASE NEWLY ISSUED SHARES REPRESENTING UP TO 19.9% OF THE OUTSTANDING SHARES PURSUANT TO AND UPON THE TERMS SET FORTH IN THE OPTION AND SUPPORT AGREEMENT. IN ADDITION, PURSUANT TO THE OPTION AND SUPPORT AGREEMENT, CERTAIN STOCKHOLDERS OF THE COMPANY (THE "SELLING STOCKHOLDERS"), OWNING IN THE AGGREGATE APPROXIMATELY 20.2% OF THE OUTSTANDING SHARES, HAVE AGREED TO TENDER AND SELL ALL OF THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER AND HAVE GRANTED TO PARENT AN IRREVOCABLE OPTION TO PURCHASE ALL OF SUCH SELLING STOCKHOLDERS' SHARES UPON THE TERMS SET FORTH IN THE OPTION AND SUPPORT AGREEMENT. SEE SECTION 13 OF THIS OFFER TO PURCHASE.

                                   IMPORTANT

    Any stockholder desiring to tender all or a portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions set forth in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificate(s) representing tendered Shares and all other required documents to IBJ Schroder Bank & Trust Company, the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person or entity if they desire to tender their Shares. Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in
Section 3 of this Offer to Purchase.

    Questions and requests for assistance may be directed to the Information Agent or to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as Dealer Manager (the "Dealer Manager"), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                      THE DEALER MANAGER FOR THE OFFER IS:

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

APRIL 3, 1998

                               TABLE OF CONTENTS

INTRODUCTION................................................................................           1
       1.  Terms of the Offer...............................................................           3
       2.  Acceptance for Payment and Payment for Shares....................................           5
       3.  Procedure for Tendering Shares...................................................           6
       4.  Withdrawal Rights................................................................           8
       5.  Certain United States Federal Income Tax Consequences............................           9
       6.  Price Range of Shares; Dividends.................................................          11
       7.  Certain Effects of the Transaction...............................................          11
       8.  Certain Information Concerning the Company.......................................          13
       9.  Certain Information Concerning Parent and Purchaser..............................          15
      10.  Source and Amount of Funds.......................................................          16
           Background of the Offer; Past Contacts, Transactions or Negotiations with the
      11.    Company........................................................................          16
      12.  Purpose of the Offer and the Merger; Plans for the Company.......................          19
      13.  Merger Agreement and Option and Support Agreement................................          21
      14.  Dividends and Distributions......................................................          34
      15.  Certain Conditions of the Offer..................................................          34
      16.  Certain Regulatory and Legal Matters.............................................          36
      17.  Fees and Expenses................................................................          39
      18.  Miscellaneous....................................................................          40

ANNEX I-- Certain Information Concerning Certain Entities and Certain of their Directors and Executive
         Officers

ANNEX II-- Section 262 of the General Corporation Law of the State of Delaware

To the Holders of Common Stock of
Children's Discovery Centers of America, Inc.:

                                  INTRODUCTION

    KBI Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Knowledge Beginnings, Inc., a Delaware corporation ("Parent"), hereby offers to purchase any and all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Children's Discovery Centers of America, Inc., a Delaware corporation (the "Company"), at a purchase price of $12.25 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer").

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS, BY A VOTE OF ALL DIRECTORS AT A MEETING DULY CALLED AND HELD, UNANIMOUSLY (I) DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS HEREINAFTER DEFINED) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, (II) APPROVED AND ADOPTED THE MERGER AGREEMENT (AS HEREINAFTER DEFINED) AND THE OPTION AND SUPPORT AGREEMENT (AS HEREINAFTER DEFINED) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, (III) RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER, AND
(IV) TAKEN ALL ACTION NECESSARY TO RENDER SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (THE "DGCL") AND OTHER STATE TAKEOVER STATUTES INAPPLICABLE TO THE OFFER, THE MERGER AND THE OPTION AND SUPPORT AGREEMENT.

    The Offer is conditioned upon, among other things, (i) there having been validly tendered pursuant to the Offer, and not validly withdrawn, a minimum of a majority of the Shares (determined on a fully diluted basis) (the "Minimum Condition"), (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the passage of certain statutory waiting periods relating to the Company's operating licenses, (iii) certain ancillary agreements and instruments having been obtained by the Company and Parent, and (iv) the satisfaction of certain other terms and conditions. See Section 15 of this Offer to Purchase.

    In order to induce Parent and Purchaser to enter into the Merger Agreement, the Company has granted Parent an irrevocable option to purchase, under certain conditions, newly issued Shares representing up to 19.9% of the outstanding Shares pursuant to and upon the terms set forth in an Option and Support Agreement dated March 27, 1998 (the "Option and Support Agreement") by and among the Company, Parent and each of Proactive Partners, L.P., Fremont Proactive Partners, L.P. and Lagunitas Partners, L.P. (collectively, the "Selling Stockholders"). In addition, pursuant to the Option and Support Agreement, the Selling Stockholders, owning in the aggregate approximately 20.2% of the issued and outstanding Shares, have agreed to tender and sell all of their Shares to Purchaser pursuant to the Offer and have granted Parent an irrevocable option to purchase, under certain conditions, all of the Shares owned by such Selling Stockholders upon the terms set forth in the Option and Support Agreement. See
Section 13 of this Offer to Purchase.

    Advest, Inc. ("Advest") has delivered to the Company Board its opinion that, as of the date of such opinion, the consideration to be received by the stockholders of the Company in the Offer and the Merger is fair to the Company and its stockholders from a financial point of view. A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Company's Schedule 14D-9") which is being distributed to the Company's stockholders. Stockholders are urged to read the written opinion of Advest, dated March 18, 1998 in its entirety and the discussion thereof in the Company's Schedule 14D-9, which sets forth the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken by Advest in connection with the opinion.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 27, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the DGCL, Purchaser (or such other subsidiary of Parent as described below) will be merged with the Company (the "Merger"). See Section 13 of this Offer to Purchase. Following consummation of the Merger, the surviving corporation in the Merger (the "Surviving Corporation") will be a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, at Parent's election, the Merger may be structured (i) as a merger of Purchaser and the Company, with either as the Surviving Corporation, (ii) such that any direct or indirect subsidiary of Parent is merged with and into the Company, with the Company as the Surviving Corporation, or (iii) such that the Company is merged with and into any such other subsidiary, with such other subsidiary as the Surviving Corporation. At the effective time of the Merger (the "Effective Time"), by virtue of the Merger and without any action on the part of the Company, Purchaser or the Surviving Corporation, each issued and outstanding Share (other than Shares owned by the Company, Parent, Purchaser or any direct or indirect wholly owned subsidiary of the Company, Parent or Purchaser, or Shares with respect to which appraisal rights are properly exercised under the DGCL) will be converted into and represent the right to receive $12.25 (or such other price that may be paid for each Share pursuant to the Offer, if amended) in cash, without interest thereon (the "Merger Consideration"). As of the Effective Time, all such converted Shares shall no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such Shares will, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in cash in consideration therefor upon surrender of such certificate. Pursuant to the Merger Agreement, no Shares held by the Company or any of its wholly owned subsidiaries will be tendered in the Offer. All Shares that are owned by the Company, Parent, Purchaser or any direct or indirect wholly owned subsidiary of the Company, Parent or Purchaser immediately prior to the Effective Time will be canceled and retired at the Effective Time, and no consideration will be delivered in exchange therefor. See Section 5 of this Offer to Purchase for a description of certain tax consequences of the Offer and the Merger and Section 13 of this Offer to Purchase with respect to the Merger Agreement.

    The Company has advised Parent and Purchaser that, as of March 27, 1998, (i) 6,744,499 Shares were validly issued and outstanding, fully paid and non-assessable and no Shares were held in the Company's treasury; (ii) no shares of preferred stock were issued and outstanding; and (iii) 928,565 Shares were reserved for issuance upon the exercise of outstanding options (the "Options") granted under the Company's stock option plans or otherwise. As of the date hereof, neither Parent nor Purchaser beneficially owns any Shares.

    Based on the foregoing and the expected tender of 1,363,700 Shares by the Selling Stockholders pursuant to the Option and Support Agreement, the Minimum Condition will be satisfied if 2,472,833 other Shares are validly tendered, and not validly withdrawn, prior to the Expiration Date. The number of Shares required to be validly tendered (and not validly withdrawn) in order to satisfy the Minimum Condition will increase to the extent additional Shares are deemed to be outstanding on a fully diluted basis under the Merger Agreement. For purposes of the Merger Agreement, "on a fully diluted basis" means, as of any date, the number of Shares outstanding, together with Shares issuable upon exercise of outstanding Options.

    Upon the satisfaction of the Minimum Condition, Purchaser will have the ability to acquire and control a majority of the outstanding Shares and will thus be able to approve the Merger without the vote of any other stockholder. In the event Purchaser acquires 90% or more of the outstanding Shares through the Offer or otherwise, Purchaser and Parent would be able to effect the Merger pursuant to the "short-form" merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of the Company. See Section 12 of this Offer to Purchase.

    Purchaser is not offering to acquire outstanding Options in the Offer. Pursuant to the Merger Agreement, the Company Board will, prior to the consummation of the Offer, cause all Options to become exercisable immediately prior to the Effective Time, subject to the consummation of the Merger. Further, prior to the consummation of the Offer, the Company will offer (the "Option Offer") to pay, subject to the consummation of the Merger, each holder of Options an amount equal to the aggregate Merger Consideration into which Shares issuable upon exercise of such holder's Options would have been converted if such Options had been exercised immediately prior to the Effective Time reduced by (i) the aggregate exercise price for the Shares then issuable upon exercise of such Options, (ii) the amount of any withholding taxes which may be required thereon, and (iii) the amount of all outstanding loans, if any, from the Company to such holder, in return for the cancellation of such Options. In accordance with the Merger Agreement, the Option Offer must be accepted, if at all, irrevocably by the holders of Options prior to the consummation of the Offer and must provide that holders of Options subject to the Option Offer agree not to exercise such Options after accepting the Option Offer. It is a condition to the Offer that all holders of Options shall have irrevocably agreed to cancel such Options in return for the payment of consideration pursuant to the Option Offer. See Section 15 of this Offer to Purchase.

    THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase, as soon as legally permitted and practicable after the commencement of the Offer. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, May 1, 1998, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date as of which the Offer, as so extended by Purchaser, shall expire. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION. SEE SECTIONS 13 AND 15 OF THIS OFFER TO PURCHASE. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS, INCLUDING THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HSR ACT, THE PASSAGE OF CERTAIN STATUTORY WAITING PERIODS RELATING TO THE COMPANY'S OPERATING LICENSES AND THE COMPANY AND PARENT HAVING OBTAINED CERTAIN ANCILLARY AGREEMENTS AND INSTRUMENTS. SEE SECTIONS 15 AND 16 OF THIS OFFER TO PURCHASE.

    Subject to the terms and conditions set forth in the Merger Agreement (including the right to terminate, extend or modify the Offer), and subject to the other conditions set forth in Section 15 of this Offer to Purchase, including, without limitation, the Minimum Condition, Purchaser will use its reasonable best efforts to consummate the Offer as soon as legally permissible in accordance with the Merger Agreement. Subject to the terms of the Merger Agreement and the applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), Purchaser expressly reserves the right to modify the terms of the Offer, including, without limitation, to extend the period of time during which the Offer is open beyond the scheduled Expiration Date (including an extension of up to 20 business days beyond the initial scheduled Expiration Date notwithstanding the satisfaction of the conditions set forth in Section 15 of this Offer to Purchase), and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to IBJ Schroder Bank and Trust Company, as Depositary (the "Depositary"). Notwithstanding the foregoing, the Minimum Condition may not be waived without the written consent of the Company. In addition, pursuant to the terms of the Merger Agreement, Purchaser may not, without the written consent of the Company, amend the Offer to decrease the Offer Price, decrease the number of Shares being sought in the Offer, change the form of consideration payable in the Offer or impose conditions to the Offer in addition to the conditions described in the Merger Agreement and in Section 15 of this Offer to Purchase.

    Subject to the applicable rules and regulations of the Commission and notwithstanding any other provisions of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer and may terminate, withdraw or amend the Offer and may postpone acceptance of, and payment for, Shares, upon the occurrence of any of the conditions set forth in Section 15 of this Offer to Purchase, by giving oral or written notice of such delay or termination to the Depositary. Purchaser's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

    If by 12:00 Midnight, New York City time, on Friday, May 1, 1998 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions to the Offer (other than the Minimum Condition, which may not be waived without the Company's consent) and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer.

    There can be no assurance that Purchaser will exercise its right to extend the Offer (including the right to extend the Offer pursuant to the Merger Agreement for up to 20 business days beyond the initial scheduled Expiration Date notwithstanding the satisfaction of the conditions set forth in Section 15 of this Offer to Purchase). See Section 15 of this Offer to Purchase. Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement, in the case of an extension, to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act (which, among other things, require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change). Without limiting the obligations of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 of the Exchange Act.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms thereof or the information concerning such tender offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

    The Company has provided Purchaser with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares. Parent and Purchaser have been advised that each of the directors on the Company Board intend to tender all Shares beneficially owned or owned of record by such directors pursuant to the Offer.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, all Shares validly tendered prior to the Expiration Date, and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase, promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section 15 of this Offer to Purchase. Subject to such compliance, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including the satisfaction of the statutory requirements with respect to the Pennsylvania Waiting Period (as defined in paragraph (c) of Section 15 of this Offer to Purchase). In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (hereinafter referred to as the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of this Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. See Section 3 of this Offer to Purchase.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered, and not validly withdrawn, as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under this Offer to Purchase, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and, subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

    If, prior to the Expiration Date, Purchaser increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

3.  PROCEDURE FOR TENDERING SHARES

    VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or (ii) the guaranteed delivery procedure set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (ii) the guaranteed delivery procedure described below must be complied with.

    SIGNATURE GUARANTEE. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

       (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("NNM") trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which NNM is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE STOCKHOLDER TENDERING SUCH SHARES. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and
(iii) any other documents required by the Letter of Transmittal.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding with respect to the payment of the Offer Price for Shares purchased pursuant to the Offer, each tendering stockholder must generally provide the Depositary with his or her correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 5 of this Offer to Purchase and Instruction 8 to the Letter of Transmittal. If the stockholder is a nonresident alien or foreign entity not subject to back-up withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer, or any defect or irregularity in the tender of any Shares. Purchaser's interpretation of the terms and conditions of the Offer

(including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    APPOINTMENT. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after March 27, 1998). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective upon the acceptance for payment of the Shares by Purchaser. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, any adjournment or postponement thereof, actions by written consent in lieu of such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) or acting by written consent without a meeting in respect of such Shares.

    A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after March 27, 1998), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS

    Except as otherwise provided in this section, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after June 1, 1998. If purchase of or payment for Shares is delayed for any reason or if Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this section, subject to Rule 14e-1(c) under the Exchange Act which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of this Offer to Purchase.

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). This summary does not, however, purport to be a complete analysis of all the potential tax effects of the Offer and the Merger. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury regulations and judicial and administrative decisions and rulings. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations could be retroactive and could affect the tax consequences to holders whose Shares are purchased pursuant to the Offer. This discussion does not purport to deal with all aspects of United States federal income taxation that may affect any particular holder in light of such holder's individual circumstances, and is not intended for certain types of holders subject to special treatment under the United States federal income tax law (e.g., holders of Shares in whose hands Shares are not capital assets, holders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, non-United States persons or persons who hold their Shares as part of a hedge, straddle or conversion transaction).

    EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER INCOME TAX LAWS.

    GAIN OR LOSS. The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes. In general, a holder of Shares will recognize gain or loss equal to the difference between his or her adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss should generally be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss generally will be capital gain or loss provided the Shares are a capital asset in the hands of the stockholders and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than 12 months. The maximum capital gains tax rate currently applicable to noncorporate taxpayers is equal to 20% for Shares held more than 18 months at the time of disposition and is equal to 28% for Shares held more than 12 months but not more than 18 months. Corporate taxpayers are subject to a 35% capital gains tax rate. If a holder exercises such holder's appraisal rights and receives an amount treated as interest for federal income tax purposes, such amount will be taxed as ordinary income.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the holder (a) fails to furnish such holder's TIN, (b) furnishes an incorrect TIN, (c) is subject to backup withholding due to previous failures to file a federal income tax return including reportable interest or dividend payments, or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that such holder is not subject to backup withholding due to previous failures to file a federal income tax return including reportable interest or dividend payments. Backup withholding is not an additional tax, rather it is an advance tax payment that is subject to refund if, and to the extent that, it results in an overpayment of tax. Certain taxpayers are generally exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each holder of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering holders of Shares may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3 of this Offer to Purchase and Instruction 8 to the Letter of Transmittal.

    QUALIFIED SMALL BUSINESS STOCK. The Company has advised Purchaser that it believes that Shares issued by it on December 17, 1993 may constitute "qualified small business stock" under the Code. Qualified small business stock is generally stock issued after August 10, 1993 that is acquired by certain taxpayers at its original issue (directly or through an underwriter) from a corporation that is a "qualified small business" at the time of such issuance. Qualified small business stock retains its character after certain transfers, including gifts or transfers by reason of death. In addition, certain look-through rules apply for taxpayers holding qualified small business stock through a partnership, regulated investment company or certain other pass-through entities.

    Gain with respect to qualified small business stock held by non-corporate taxpayers may be eligible for a fifty percent exclusion from gross income (in addition to certain favorable capital gains rates generally permitted) if held for more than five years. In addition, such gain may generally be deferred by an electing individual that has directly held such stock for more than six months if the amount realized on the sale thereof is used to purchase other qualified small business stock within 60 days of such sale (but gain will have to be recognized to the extent that such sales proceeds are not so reinvested). Gain on Shares constituting qualified small business stock tendered pursuant to the Offer or converted to cash in the Merger likely will not be eligible for the fifty percent gross income exclusion, but may be eligible for deferral. If an individual elects to defer the recognition of gain on the sale of Shares, such individual will have to reduce such individual's basis in the other qualified small business stock acquired by the amount of such deferred gain, and the holding period of the acquired stock will include such individual's holding period of the Shares. EACH NON-CORPORATE HOLDER OF SHARES ACQUIRED ON ORIGINAL ISSUANCE ON DECEMBER 17, 1993 AND CERTAIN SUBSEQUENT HOLDERS THEREOF SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF SELLING SUCH SHARES.

6.  PRICE RANGE OF SHARES; DIVIDENDS

    The Shares are listed and trade on NNM under the symbol "CDCR." The following table sets forth for the quarterly fiscal periods ended March 31, June 30, September 30 and December 31 the high and low sales prices per Share as reported by NNM.

                                                                                HIGH        LOW
                                                                              ---------  ---------
1996:
  First Quarter.............................................................  $    5.75  $    4.00
  Second Quarter............................................................       8.63       4.63
  Third Quarter.............................................................       7.00       5.00
  Fourth Quarter............................................................       8.13       4.75

1997:
  First Quarter.............................................................  $    7.00  $    4.88
  Second Quarter............................................................       7.50       4.63
  Third Quarter.............................................................       8.00       6.38
  Fourth Quarter............................................................       9.88       7.13

1998:
  First Quarter.............................................................  $   12.50  $    9.13
  Second Quarter through April 2, 1998......................................      12.06      12.00

    On March 27, 1998, the last full trading day prior to the date of the public announcement of the Merger Agreement, the last sales price per Share was $10.13. HOLDERS OF SHARES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    The Company has publicly stated it has not paid, and does not intend to pay, any cash dividends on the Shares. See Section 14 of this Offer to Purchase.

7.  CERTAIN EFFECTS OF THE TRANSACTION

    BOARD OF DIRECTORS OF THE COMPANY. The Merger Agreement requires the Company to use commercially reasonable efforts to obtain the resignation of each director on the Company Board, other than Dr. Elanna S. Yalow, prior to the consummation of the Offer, which resignations are to be effective immediately following the consummation of the Offer. See Section 13 of this Offer to Purchase. Pursuant to the Merger Agreement, promptly upon acceptance for payment and payment for Shares pursuant to the Offer, and from time to time thereafter, the Company and the Company Board shall, upon the request of Parent, promptly take all action, subject to compliance with applicable law, necessary to cause to be elected as directors of the Company a number of directors designated by Parent equal to the product, rounded up to the next whole number, of the total number of directors on the Company Board (giving effect to the directors so elected) multiplied by the percentage that the number of Shares accepted for payment and paid for by Purchaser bears to the number of Shares outstanding. The Company is further required to use its reasonable best efforts to cause Parent's designees to be so elected, including by accepting the resignations of certain incumbent directors or increasing the size of the Company Board and causing Parent's designees to be elected. Purchaser and Parent intend to take such steps as are necessary in accordance with the Merger Agreement to assure that Parent's designees constitute a majority or more of the directors on the Company Board immediately following the consummation of the Offer.

    EFFECT UPON THE SHARES. The purchase of the Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by holders of Shares other than Purchaser. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company's 10-K"), as of March 21, 1998 there were approximately 307 holders of record of the Shares.

    Depending upon the number of Shares purchased pursuant to the Offer and the aggregate market value of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on NNM and may be delisted from NNM. The published guidelines of NNM indicate that NNM would consider delisting the Shares if, among other things, either (i) the number of round lot holders of Shares should fall below 400, the number of publicly held Shares should fall below 750,000, the aggregate market value of the publicly held Shares should fall below $5,000,000, the minimum bid price for Shares should fall below $1 per Share, the net tangible assets of the Company should fall below $4,000,000 or there should be less than two registered and active market makers providing quotations for the Shares, or, alternatively, (ii) the market capitalization of the Company (or the Company's total assets and total revenue, respectively) should fall below $50,000,000, the number of round lot holders of Shares should fall below 400, the number of publicly held Shares should fall below 1,100,000, the aggregate market value of the publicly held Shares should fall below $15,000,000, the minimum bid price for Shares should fall below $5 per Share or there should be less than four registered and active market makers providing quotations for the Shares. If neither of the foregoing standards are met, the Shares would no longer be admitted to quotation on NNM.

    To the extent the Shares are delisted from NNM, the market for Shares could be adversely affected. If NNM were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations for the Shares would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act (as described below) and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly, if any, effected by the Offer would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 holders of record of Shares. It is the intention of Purchaser to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act, and the executive officers and directors of the Company and beneficial owners of more than 10% of the Shares would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 or 144A promulgated under the Securities Act of 1933, as amended.

    If registration of the Shares is not terminated and the Shares are not delisted prior to the Merger, then the Shares will cease to be listed on NNM and the registration of the Shares under the Exchange Act will be terminated following the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities" as such term is defined under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

    EXCEPT AS OTHERWISE SET FORTH HEREIN, THE INFORMATION CONCERNING THE COMPANY CONTAINED IN THIS OFFER TO PURCHASE, INCLUDING FINANCIAL INFORMATION, HAS BEEN FURNISHED BY THE COMPANY OR HAS BEEN TAKEN FROM OR BASED UPON PUBLICLY AVAILABLE DOCUMENTS AND RECORDS ON FILE WITH THE COMMISSION AND OTHER PUBLIC SOURCES. ALTHOUGH NONE OF PARENT, PURCHASER OR THE DEALER MANAGER HAS ANY KNOWLEDGE THAT WOULD INDICATE THAT STATEMENTS CONTAINED HEREIN BASED UPON SUCH DOCUMENTS ARE UNTRUE, NONE OF PARENT, PURCHASER OR THE DEALER MANAGER ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONCERNING THE COMPANY, FURNISHED BY THE COMPANY OR CONTAINED IN SUCH DOCUMENTS AND RECORDS OR FOR ANY FAILURE BY THE COMPANY TO DISCLOSE EVENTS WHICH MAY HAVE OCCURRED OR MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF ANY SUCH INFORMATION BUT WHICH ARE UNKNOWN TO PARENT, PURCHASER OR THE DEALER MANAGER.

    According to the Company's 10-K, the Company is a leading chain of preschools in the United States providing educational services for children of both preschool and elementary school age. As of December 31, 1997, the Company operated 248 preschools in 22 states and the District of Columbia with an aggregate licensed capacity of approximately 25,000 children. The Company provides programs to children primarily between 2 1/2 and six years of age as well as after school programs for school age children and infant care. The Company's school age programs include private academic programs for children in kindergarten through eighth grade, before and after school programs and summer camps.

    Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived in part from financial information contained in the Company's 10-K. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. For the periods covered by such reports, the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                 CHILDREN'S DISCOVERY CENTERS OF AMERICA, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                       (THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          YEAR ENDED DECEMBER
                                                                                                  31,
                                                                                          --------------------
                                                                                            1997       1996
                                                                                          ---------  ---------
INCOME STATEMENT DATA:
  Revenue from Operations...............................................................  $  93,015  $  87,480
  Operating Expenses....................................................................     88,530     85,037
  Income from Operations................................................................      4,485      2,443
  Other Income (Expense)................................................................       (885)    (1,317)
  Income Before Income Taxes............................................................      3,600      1,126
  Provision for Income Taxes............................................................      1,100        225
  Net Income............................................................................  $   2,500  $     901
                                                                                          ---------  ---------
                                                                                          ---------  ---------
PER SHARE DATA:
  Net Income per Share..................................................................  $    0.37  $    0.14

                                                                                            AT DECEMBER 31,
                                                                                          --------------------
                                                                                            1997       1996
                                                                                          ---------  ---------
BALANCE SHEET DATA:
  Total Assets..........................................................................  $  77,740  $  75,335
  Total Liabilities.....................................................................     24,911     25,048
  Stockholders' Equity..................................................................     52,829     50,287

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

    PROJECTIONS. Parent has received certain non-public information from the Company (the "Projections"). The non-public information included certain financial projections for the fiscal year 1998, including income statement and balance sheet projections which are summarized below. The Projections do not take into account any of the potential effects of the transactions contemplated by the Offer and the Merger.

                 CHILDREN'S DISCOVERY CENTERS OF AMERICA, INC.
                                  BUDGET 1998
                       (THOUSANDS, EXCEPT PER SHARE DATA)

                                                               FISCAL QUARTER ENDING                 YEAR ENDING
                                                ---------------------------------------------------  ------------
                                                 MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,
                                                   1998        1998         1998           1998          1998
                                                -----------  ---------  -------------  ------------  ------------
INCOME STATEMENT:
  Revenue from Operations.....................   $  23,862   $  26,120    $  25,051     $   26,155    $  101,188
  Operating Expenses..........................      20,802      22,351       22,486         22,478        88,116
  Income from Operations......................       3,060       3,769        2,565          3,678        13,072
  Other Income (Expense)......................       1,880       1,990        2,088          2,173         8,131
  Income Before Income Taxes..................       1,180       1,780          476          1,505         4,941
  Provision for Income Taxes..................         389         587          157            496         1,630
  Net Income..................................   $     791   $   1,193    $     319     $    1,008    $    3,310
                                                -----------  ---------  -------------  ------------  ------------
                                                -----------  ---------  -------------  ------------  ------------
  Net Income per Share........................   $    0.11   $    0.17    $    0.04     $     0.14    $     0.46

                                                         AT JUNE 30,      AT SEPTEMBER 30,      AT DECEMBER 31,
                                    AT MARCH 31, 1998       1998                1998                 1998
                                    -----------------  ---------------  --------------------  -------------------
BALANCE SHEET:
  Total Assets....................     $    78,864        $  81,217          $   81,396            $  83,569
  Total Liabilities...............     $    25,257        $  26,418          $   26,278            $  27,443
  Stockholders' Equity............     $    53,607        $  54,799          $   55,118            $  56,126

    THE PROJECTIONS SET FORTH ABOVE WERE NOT PREPARED BY PARENT OR PURCHASER OR WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROSPECTIVE FINANCIAL INFORMATION. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT

THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE PROJECTIONS ARE INCLUDED HEREIN SOLELY BECAUSE SUCH INFORMATION WAS FURNISHED TO PARENT IN JANUARY 1998. ACCORDINGLY, THE INCLUSION OF THE PROJECTIONS IN THIS OFFER TO PURCHASE SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER OR THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS, OR THEIR RESPECTIVE OFFICERS AND DIRECTORS, CONSIDER SUCH INFORMATION TO BE ACCURATE, RELIABLE OR ACHIEVABLE, AND NONE OF SUCH PERSONS OR ENTITIES ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY THEREOF.

9.  CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER

    Purchaser is a Delaware corporation formed for the purpose of acquiring the Company and is a wholly owned subsidiary of Parent. To date, Purchaser has not conducted any business other than incident to its formation and the commencement of the Offer. The principal executive offices of Purchaser are located at 844 Moraga Drive, Los Angeles, California 90049.

    Parent is a Delaware corporation whose principal business is to acquire interests in, and/or operate, other companies and businesses, primarily, but not limited to, companies and businesses engaged in education. The principal executive offices of Parent are located at 844 Moraga Drive, Los Angeles, California 90049. Annex I to this Offer to Purchase sets forth certain information with respect to the executive officers and directors of Purchaser, Parent and certain related entities and persons with interests therein and certain persons who may be deemed to control Purchaser, Parent and such related entities.

    Neither Purchaser nor Parent are subject to the informational requirements of the Exchange Act and accordingly are not required to, and do not, file periodic reports and other information with the Commission relating to their respective businesses, financial condition and other matters. At April 2, 1998, Parent had in excess of approximately $85,000,000 in cash and cash equivalent assets and had no liabilities other than certain fees and expenses incurred in connection with the Offer and its obligations under the Parent Note (as defined in Section 10 of this Offer to Purchase). See Sections 10 and 17 of this Offer to Purchase.

    Except as otherwise set forth in this Offer to Purchase, none of Parent or Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the persons or entities listed in Annex I hereto owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past sixty days.

    Except as set forth in this Offer to Purchase, none of Parent or Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the persons or entities listed in Annex I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Parent or Purchaser, nor, to the best knowledge of Parent and Purchaser, any of the persons or entities listed in Annex I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

    Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of Parent or Purchaser or their respective subsidiaries or, to the best knowledge of Parent and Purchaser, any of the persons or entities listed in Annex I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

10.  SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by Purchaser to purchase all of the Shares pursuant to the Offer is estimated to be approximately $83,000,000. Fees and expenses related to the Offer and the Merger payable by Purchaser are estimated not to exceed an additional $2,000,000. Purchaser will obtain all of the funds necessary to consummate the Offer and the Merger from Parent in the form of (i) a $50,000,000 capital contribution and (ii) a $35,000,000 loan to be evidenced by a promissory note accruing interest at 8% per annum and maturing on April 2, 1999 (the "Purchaser Note"). Parent will fund its capital contribution and the loan to Purchaser entirely from its unrestricted working capital reserves, which exceed $85,000,000.

    On April 2, 1998, Parent borrowed $35,000,000 from Knowledge University Holdings, L.L.C., a Delaware limited liability company ("Lender") and an affiliate of Parent, pursuant to a promissory note (the "Parent Note") in favor of Lender in the aggregate principal amount of $35,000,000. The entire principal amount of the Parent Note and all accrued and unpaid interest thereon will become due on April 2, 1999 and the Parent Note bears interest at a rate of 8% per annum. The Parent Note is unsecured. No person or entity listed on Annex I to this Offer to Purchase (other than Parent) will be obligated under the Parent Note, will guarantee the Parent Note or will otherwise support the repayment of funds advanced pursuant to the Parent Note.

    Although no definitive plans or arrangements for the repayment of funds advanced pursuant to the Parent Note or the Purchaser Note have been established, Purchaser anticipates the Purchaser Note will be repaid after the Effective Time with the proceeds of future bank financings. Parent intends to repay the Parent Note with the proceeds from the repayment of the Purchaser Note. Such decision will be made based on Parent's and Purchaser's review from time to time of the advisability of particular actions with respect to such repayment, as well as prevailing interest rates, financial and other economic conditions and such other factors as Parent and Purchaser may deem appropriate.

    The Offer is not subject to any financing contingency. None of the persons or entities listed in Annex I to this Offer to Purchase is obligated to fund, nor does any such person or entity intend to fund, any portion of the Offer or the Merger.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY

    BACKGROUND OF THE OFFER. On November 11, 1997, Ronald J. Packard, Treasurer and Secretary of each of Parent and Purchaser, met with Richard A. Niglio, Chairman and Chief Executive Officer of the Company in San Rafael, California to initiate discussions regarding a possible merger or other combination involving the Company, Preschool Education Co., L.L.C., a Delaware limited liability company ("PEC"), a subsidiary of Knowledge Universe, L.L.C., a Delaware limited liability company ("Knowledge Universe"), and the direct parent of Parent and Knowledge Universe. Subsequent to the November 11, 1997 meeting, representatives of PEC and Knowledge Universe contacted representatives of DLJ to discuss the prospect of a potential acquisition of the Company.

    During November and December 1997, representatives of the Company, PEC and Knowledge Unviverse and their respective financial advisors, including McGettigan, Wick & Co. ("McGettigan, Wick") and DLJ, respectively, engaged in discussions regarding the economic and other terms of a possible transaction involving the Company and PEC or an affiliate of PEC. On December 22, 1997, PEC and Knowledge Universe, acting through DLJ, made a non-binding proposal for the acquisition of the Company, subject to customary financial, legal, accounting and other due diligence. In early January 1998, PEC, Knowledge Universe and DLJ commenced a comprehensive business due diligence investigation of the Company and its financial affairs, including physical inspections of a number of the Company's school facilities.

    In late January 1998, the Company was informed by PEC that it would need to undertake accounting and legal due diligence before it could make a firm proposal, and that such due diligence would only be undertaken by PEC on an exclusive basis, with economic protection should the Company enter into an alternative transaction during, or within a limited period of time following, the conduct of such due diligence. At the request of PEC, the Company and PEC entered into an interim agreement on February 5, 1998 pursuant to which the Company agreed not to pursue alternative transactions with third parties during a limited period of time to permit further due diligence. Pursuant to such interim agreement, the Company also granted PEC a one year option with contingent exercise rights on 300,000 Shares at $9.50 per Share and agreed to reimburse PEC for certain due diligence expenses under certain circumstances.

    On February 27, 1998, PEC advised the Company that it and its affiliates had completed the due diligence review of the Company and that Parent was prepared to offer to acquire the Company for cash at a price of $12.25 per Share, subject to execution of a definitive agreement.

    From late February 1998 through late March 1998, Parent and the Company negotiated the terms and conditions of the Merger Agreement, the Option and Support Agreement and related documents. On March 18, 1998, all directors on the Company Board and certain representatives of Advest participated in a telephonic meeting of the Company Board at which time the Company Board, among other things, approved and adopted the Offer and the Merger and recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer. The parties executed the Merger Agreement on March 27, 1998 and delivered the signature pages thereto into escrow pending the delivery of certain ancillary documents, which were delivered to Parent on March 29, 1998. The execution of the Merger Agreement was publicly announced prior to the opening of the financial markets on March 30, 1998.

    CERTAIN BUSINESS RELATIONSHIPS BETWEEN PARENT AND CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY. Concurrent with the execution of the Merger Agreement, Parent and Dr. Yalow entered into an Employment Agreement (the "Yalow Employment Agreement") providing for the employment of Dr. Yalow by Parent. The Yalow Employment Agreement is contingent upon the consummation of the Offer and will become effective upon a date designated by Parent, which date will be on or after the consummation of the Offer and on or prior to the Effective Time. The terms and conditions of the Yalow Employment Agreement, once effective, will supersede the terms and conditions of Dr. Yalow's employment with the Company. Pursuant to the Yalow Employment Agreement, Dr. Yalow is required to serve Parent and/or its subsidiaries or affiliates in such executive capacity, and agrees to hold such office(s), as the Board of Directors of Parent shall from time to time designate. In consideration for such services, Dr. Yalow will receive base compensation of $200,000 per year during the term of the Yalow Employment Agreement and will be eligible, in the sole discretion of Parent, each fiscal year for a bonus of up to 50% of such base compensation in accordance with Parent's bonus policy in effect from time to time, as well as certain other benefits set forth in the Yalow Employment Agreement. In addition, at such time as Parent or the Surviving Corporation adopts an employee equity participation program, Dr. Yalow will be eligible to participate in such program and will be granted rights in an amount, at a stated price, on a vesting schedule and subject to such other terms and conditions as shall be determined by the Board of Directors of Parent or its compensation committee, if applicable. In accordance with the Yalow Employment Agreement, 10,000 Options held by Dr. Yalow will be canceled as of the Effective Time and will be replaced with options, stock appreciation or other rights (with the same vesting schedule as such Options) at exercise prices that will result in Dr. Yalow realizing an economic benefit substantially similar to such canceled Options (provided that such economic benefit does not constitute an "excess parachute payment" under
Section 280G of the Code). The Yalow Employment Agreement further provides that, during the term thereof, Dr. Yalow will not compete with Parent and that during her employment with Parent and for two years after the date of termination of such employment, Dr. Yalow will not, among other things, interfere with Parent's business relationships with its customers or suppliers, employees or independent contractors. The Yalow Employment Agreement also provides that during the term thereof and, depending on the circumstances under which the Yalow Employment Agreement terminates, for an additional period of up to two years after such termination, Dr. Yalow will not be engaged in, or own or control, or be associated with, any business that operates preschools or elementary schools anywhere in the world or, under certain circumstances, any competitive business that involves any form of early childhood or elementary education or that otherwise competes with Parent anywhere in the world. Pursuant to the Yalow Employment Agreement, the term of Dr. Yalow's employment with Parent commences upon the effective date thereof and terminates 3 years thereafter.

    As an inducement to entering into the Merger Agreement, Parent requested that the Company enter into a Consulting Agreement (the "Consulting Agreement") with Mr. Niglio concurrent with the execution of the Merger Agreement. The Consulting Agreement is contingent upon the consummation of the Offer and will become effective upon a date designated by Parent, which date will be on or after the consummation of the Offer and on or prior to the Effective Time. Pursuant to the Consulting Agreement, among other things, Mr. Niglio agrees to resign, as of the effective date of the Consulting Agreement, as an employee and an officer of the Company and the Company agrees to engage Mr. Niglio as a consultant to the Company upon the terms and conditions set forth therein. In consideration for such consulting services, Mr. Niglio will receive a consulting fee equal to $350,000 per annum. Pursuant to the Consulting Agreement, Mr. Niglio's engagement as a consultant to the Company commences upon the effective date thereof and terminates 2 years thereafter and the entire consulting fee for such 2-year term (equal to $700,000) shall be paid to Mr. Niglio as of the effective date of the Consulting Agreement. The Consulting Agreement provides that, during the term thereof, Mr. Niglio will not engage in any other business activity which would interfere with the performance of his duties under the Consulting Agreement, including engaging in any business that, as more than an incidental part of its business, operates preschools or elementary schools (a "Competitive Business). In addition, for two years after the effective date of the Consulting Agreement, even if terminated, Mr. Niglio agrees that he will not interfere with the Company's business relationships with its customers or suppliers, employees or independent contractors, and will not be engaged in, or own or control, or be associated with, any Competitive Business anywhere in North America. The Consulting Agreement supersedes any previous employment, consulting or similar agreement between the Company and Mr. Niglio.

    In addition to the foregoing and in order to induce Parent to enter into the Merger Agreement, Parent further requested that the Company enter into employment agreements (the "Employment Agreements") with certain officers of the Company concurrent with the execution of the Merger Agreement. The Employment Agreements are contingent upon the consummation of the Offer and will become effective upon a date designated by Parent, which date will be on or after the consummation of the Offer and on or prior to the Effective Time. Except as set forth below, the Employment Agreements have identical terms and generally provide for the continued employment, as of the effective date, respectively, thereof, of Frank A. Devine, Randall J. Truelove and Jane A. Delaney, each an officer of the Company (such individuals, together with Dr. Yalow and Mr. Niglio, hereinafter referred to as the "Named Officers") in consideration for the payment of base compensation of $110,000 per annum, in the case of Messrs. Devine and Truelove, and $90,000 per annum, in the case of Ms. Delaney, as well as certain other benefits set forth in their respective Employment Agreements. In addition, each of Messrs. Devine and Truelove and Ms. Delaney will be eligible, at the sole discretion of the Company, in accordance with their respective Employment Agreements for a bonus of up to 30% of such Named Officer's base compensation in accordance with the Company's bonus policy in effect from time to time. At such time as the Company adopts an employee equity participation program, each of the foregoing Named Officers will be eligible to participate in such program and will be granted rights in an amount, at a stated price, on a vesting schedule and subject to such other terms and conditions as shall be determined by the Company Board or its compensation committee, if applicable. Each of the Employment Agreements provides that, during the term thereof, the Named Officer party thereto will not compete with the Company and that, during the term thereof and for two years from the date of termination thereof, such Named Officer will not interfere with the Company's business relationships with its customers or suppliers, employees or independent contractors. Each Employment Agreement also provides that, during the term thereof and for two years from the date of termination thereof, the Named Officer party thereto will not be engaged in, or own or control, or be associated with, any business that involves any form of early childhood or elementary education or that otherwise competes with the Company anywhere in the world, except that this provision will not apply to Ms. Delaney after termination of employment if her Employment Agreement is terminated by the Company without cause. Each of the Employment Agreements provides for a term of employment equal to 2 years after the effective date, respectively, thereof.

    McGettigan, Wick has provided certain financial advisory services to the Company in connection with the Merger Agreement. Following the consummation of the Merger, Parent may retain McGettigan, Wick as financial advisor to the Surviving Corporation in connection with the disposition of certain non-material, non-core assets of the Company.

12.  PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY

    PURPOSE. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby is to enable Parent to acquire control of, and to own the entire equity interest in, the Company. Upon consummation of the Merger, the Surviving Corporation will become a wholly owned subsidiary of Parent.

    Under the DGCL and the Company's Certificate of Incorporation, the approval of the Company Board, and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such.

    The Company Board is comprised of seven members. The Company Board has unanimously approved the Offer, the Merger, the Merger Agreement and the Option and Support Agreement and the transactions contemplated thereby for the purposes of Section 203 of the DGCL, and has taken all action necessary to render Section 203 of the DGCL and other state takeover statutes inapplicable to the Offer, the Merger and the Option and Support Agreement. Unless the Merger is consummated pursuant to the "short-form" merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger by the affirmative vote of the holders of a majority of the Shares. If the Minimum Condition is satisfied, Purchaser will have the ability to approve and adopt the Merger by virtue of its ownership of a majority of the Shares without the affirmative vote of any other stockholder of the Company.

    PLANS FOR THE COMPANY AFTER THE OFFER. Once the Offer is consummated, if permitted by NNM and the Exchange Act, it is the intention of Purchaser and Parent to seek to cause the Company to file applications to withdraw the Shares from listing on NNM and to terminate the registration of the Shares under the Exchange Act. See Section 7 of this Offer to Purchase. In the event that the Shares are no longer included for quotation on NNM, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act (as described below) and other factors. To the extent the Shares are delisted from NNM, the market for Shares could be adversely affected. Further, neither Parent nor Purchaser can predict whether the reduction in the number of Shares that might otherwise trade publicly, if any, effected by the Offer would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. See Section 7 of this Offer to Purchase.

    If, following consummation of the Offer, Purchaser owns 90% or more of the outstanding Shares, Purchaser intends, and Parent intends to cause Purchaser, to consummate the Merger as a "short-form" merger pursuant to Section 253 of the DGCL. Under such circumstances, neither the approval of any holder of Shares (other than Purchaser) or of the Company Board would be required. Assuming all outstanding Options are exercised and tendered pursuant to the Offer, upon the tender of all Shares owned by the Selling Stockholders in accordance with the Option and Support Agreement, Purchaser will need to acquire an additional 4,706,350 Shares pursuant to the Offer to reach the 90% ownership level necessary to effect such a "short-form" merger under the DGCL.

    Pursuant to the terms of the Merger Agreement, promptly upon acceptance for payment and payment for Shares pursuant to the Offer, and from time to time thereafter, the Company and the Company Board shall, upon the request of Parent, promptly take all action, subject to compliance with applicable law, necessary to cause to be elected as directors of the Company a number of directors designated by Parent equal to the product, rounded up to the next whole number, of the total number of directors on the Company Board (giving effect to the directors so elected) multiplied by the percentage that the number of Shares so accepted for payment and paid for by Purchaser bears to the number of Shares outstanding. The Company is required to use its reasonable best efforts to cause Parent's designees to be so elected, including by accepting the resignations of certain incumbent directors or increasing the size of the Company Board and causing Parent's designees to be elected. In accordance with the Merger Agreement, the Company is required to use commercially reasonable efforts to obtain, prior to the consummation of the Offer, the resignation of each of the directors on the Company Board, other than Dr. Yalow, which resignations are to be effective immediately following consummation of the Offer. See Sections 11 and 13 of this Offer to Purchase.

    After completion or termination of the Offer, Purchaser reserves the right, but has no current intention, to acquire or sell Shares in open market or negotiated transactions. There can be no assurance that Purchaser will acquire such additional Shares in such circumstances or over what period of time such additional Shares, if any, might be acquired. As a consequence, no assurance can be given as to when Purchaser will cause the Merger to be consummated, and similarly no assurance can be given as to when the Merger Consideration will be paid to stockholders who do not tender their Shares in the Offer.

    Pursuant to the Merger, each then-outstanding Share (other than Shares owned by the Company, Parent or Purchaser or any direct or indirect wholly owned subsidiary of the Company, Parent or Purchaser and Shares owned by stockholders who perfect any available appraisal rights under the DGCL) shall be converted into the right to receive an amount in cash equal to the Merger Consideration, without interest thereon. All Shares that are owned by the Company, Parent, Purchaser or any direct or indirect wholly owned subsidiary of the Company, Parent or Purchaser at the Effective Time shall be canceled, and no consideration shall be delivered in exchange therefor.

    Purchaser is not offering to acquire outstanding Options in the Offer. Pursuant to the Merger Agreement, subject to the consummation of the Merger, in exchange for the payment, pursuant to the Option Offer, of an amount equal to the aggregate Merger Consideration into which Shares issuable upon exercise of Options would have been converted if such Options had been exercised immediately prior to the Effective Time reduced by (i) the aggregate exercise price for the Shares then issuable upon exercise of such Options, (ii) the amount of any withholding taxes which may be required thereon, and (iii) the amount of all outstanding loans, if any, from the Company to such holder, all Options shall be canceled. In accordance with the Merger Agreement, the Option Offer must be accepted, if at all, irrevocably by the holders of Options prior to the consummation of the Offer and must provide that holders of Options subject to the Option Offer agree not to exercise such Options after accepting the Option Offer. It is a condition to the Offer that all holders of Options shall have irrevocably agreed to cancel such Options in return for the payment of consideration pursuant to the Option Offer. See Section 15 of this Offer to Purchase. The Company is required, pursuant to the Merger Agreement, to take such action as may be necessary to make the Option Offer to each holder of Options and shall use its best efforts to obtain acceptances of the Option Offer from all such holders.

    Following the Merger, the Surviving Corporation will be a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their successors are duly elected and qualified, or their earlier death, resignation or removal. Concurrent with the execution of the Merger Agreement, Parent has entered into the Yalow Employment Agreement to provide, among other things, for the employment of Dr. Yalow by Parent commencing on the effective date thereof, and the Company has entered into the Consulting Agreement with Mr. Niglio to provide for the resignation of Mr. Niglio as an employee and an officer of the Company and his engagement as a consultant to the Company commencing as of the effective date thereof. See Sections 11 and 13 of this Offer to Purchase. In addition, the Company has, concurrent with the execution of the Merger Agreement, entered into the Employment Agreements with certain of the Named Officers. See Sections 11 and 13 of this Offer to Purchase. Pursuant to the Merger Agreement, the Company is required to obtain releases, in form and substance satisfactory to Parent, from each of the Named Officers and from McGettigan, Wick prior to the consummation of the Offer. Except as set forth herein with respect to the Named Officers, neither Parent nor Purchaser has discussed with the Company's key management personnel, nor reached any agreement with respect to, the terms of future employment.

    Except as otherwise described in this Offer to Purchase, Purchaser has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (b) a sale or transfer of a material amount of assets of the Company; (c) any change in the Company Board or management of the Company, including, but not limited to, any plan or proposal to change the number or term of directors, to fill any existing vacancy on the Company Board or any change any material term of the employment contract of any executive officer; (d) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company; (e) any other material change in the Company's corporate structure or business; (f) a class of equity securities of the Company becoming eligible for termination of registration pursuant to
Section 12(g)(4) of the Exchange Act; or (g) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

13. MERGER AGREEMENT AND OPTION AND SUPPORT AGREEMENT

    The following is a summary of the material terms of the Merger Agreement and the Option and Support Agreement. Such summary is not a complete description of such agreements and is qualified in its entirety by reference to the complete texts of the agreements, copies of which are filed as exhibits to the Tender Offer Statement on Schedule 14D-1 filed with the Commission with respect to the Offer, and are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meanings set forth in the applicable agreement.

THE MERGER AGREEMENT

    THE OFFER. The Merger Agreement provides for the making of the Offer by Purchaser. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 15 of this Offer to Purchase. Purchaser has agreed that, without the written consent of the Company, it may not waive the Minimum Condition or amend the Offer to decrease the Offer Price, decrease the number of Shares being sought in the Offer, change the form of consideration to be paid in the Offer or impose additional conditions to the Offer. Purchaser may, without the consent of the Company, modify the terms of the Offer, including, without limitation, to extend the Offer beyond the scheduled Expiration Date (including an extension of up to 20 business days beyond the initial scheduled Expiration Date notwithstanding the satisfaction of the conditions set forth in Section 15 of this Offer to Purchase). Subject to the terms and conditions set forth in the Merger Agreement (including the right to terminate, extend or modify the Offer), and subject to the other conditions set forth in Section 15 of this Offer to Purchase, including, without limitation, the Minimum Condition, Purchaser will use its reasonable best efforts to consummate the Offer as soon as legally permissible in accordance with the Merger Agreement. The conditions described in Section 15 of this Offer to Purchase are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser, in whole or in part, at any time and from time to time, in its sole discretion.

    The Merger Agreement provides that, subject to compliance with applicable law, promptly upon the acceptance for payment and payment by Purchaser of Shares purchased pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate certain directors to the Company Board and the Company and the Company Board shall, at such time, take all actions necessary to cause Purchaser's designees to be so elected. See Sections 7 and 12 of this Offer to Purchase.

    THE MERGER. The Merger Agreement provides that, subject to the terms and conditions therein, and in accordance with the DGCL, at the Effective Time, Purchaser (or such other subsidiary of Parent as described below) will be merged with the Company, the separate corporate existence of Purchaser shall cease and the Surviving Corporation will be a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, at Parent's election, the Merger may be structured (i) as a merger of Purchaser and the Company, with either as the Surviving Corporation, (ii) such that any direct or indirect subsidiary of Parent is merged with and into the Company, with the Company as the Surviving Corporation, or (iii) such that the Company is merged with and into any such other subsidiary, with such other subsidiary as the Surviving Corporation. The Merger will become effective at such time as a Certificate of Merger or, if applicable, a Certificate of Ownership and Merger, is filed with the Secretary of State of the State of Delaware. As a result of the Merger, all of the properties, rights, privileges and franchises of the Company and Purchaser will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser will become the debts, liabilities and duties of the Surviving Corporation.

    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or Purchaser (i) all Shares that are owned by the Company, Parent, Purchaser or any direct or indirect wholly owned subsidiary of the Company, Parent or Purchaser will be canceled, and no consideration will be delivered in exchange therefor, (ii) each Share outstanding immediately prior to the Effective Time will, except as otherwise provided in (i) above and except for Shares held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL, be converted into the right to receive the Merger Consideration, and (iii) the Surviving Corporation will become a wholly owned subsidiary of Parent.

    The Merger Agreement provides that the Certificate of Incorporation and the Bylaws of Purchaser at the Effective Time will be the Certificate of Incorporation and Bylaws of the Surviving Corporation. The Merger Agreement also provides that at the Effective Time the directors of Purchaser in office immediately prior to the Effective Time will remain in office and will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their successors are duly elected and qualified, or their earlier death, resignation or removal.

    STOCK OPTIONS. In accordance with the Merger Agreement, the Company shall, prior to the consummation of the Offer, cause all Options to become exercisable immediately prior to the Effective Time, subject to the consummation of the Merger. The Company is required to make the Option Offer to each holder of Options prior to the consummation of the Offer and, if such Option Offer is accepted, the Company shall pay, subject to consummation of the Merger, each such holder an amount equal to the aggregate Merger Consideration into which Shares issuable upon exercise of such holder's Options would have been converted if such Options had been exercised immediately prior to the Effective Time reduced by (i) the aggregate exercise price for the Shares then issuable upon exercise of such Options, (ii) the amount of any withholding taxes which may be required thereon, and (iii) the amount of all outstanding loans, if any, from the Company to such holder, in return for the cancellation of such Options. Pursuant to the Merger Agreement, the Option Offer must be accepted, if at all, irrevocably by the holders of Options prior to the consummation of the Offer and must provide that holders of Options subject to the Option Offer agree not to exercise such Options after accepting the Option Offer. The Company is required, pursuant to the Merger Agreement, to take such action as may be necessary to make the Option Offer to each holder of Options and shall use its best efforts to obtain acceptances of the Option Offer from all such holders.

    RECOMMENDATION. The Company represents and warrants in the Merger Agreement that the Company Board has, by the unanimous vote of all directors at a meeting duly called and held: (i) determined that each of the Offer and the Merger is fair to, and in the best interests of, the holders of Shares; (ii) approved and adopted the Merger Agreement and the Option and Support Agreement and the transactions contemplated thereby, including the Offer and the Merger; (iii) recommended acceptance of the Offer, the tender of Shares pursuant to the Offer and approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company; and (iv) taken all action necessary to render
Section 203 of the DGCL and other state takeover statutes inapplicable to the Offer, the Merger and the Option and Support Agreement. Subject to the provisions of the Merger Agreement, the recommendation of the Company Board may be withdrawn, modified or amended to the extent that the Company Board deems it necessary to do so in the exercise of its fiduciary duty after being so advised in writing by outside counsel. Any withdrawal, modification or amendment of the recommendation of the Company Board by the Company Board or any committee thereof in any manner adverse to Parent or Purchaser, however, may give rise to certain termination rights on the part of Parent and Purchaser under the Merger Agreement and the right to receive certain termination fees as set forth therein.

    INTERIM AGREEMENTS OF PARENT, PURCHASER AND THE COMPANY. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the business of the Company and its subsidiaries will be conducted only in, and the Company and its subsidiaries will not take any action except in, the ordinary course of business consistent with past practices. The Merger Agreement provides that the Company will use its reasonable best efforts to preserve intact and maintain the Company's business organization, its present relationships with customers, suppliers and other persons having business relations with the Company and its subsidiaries, assets, employees, regulatory licenses and approvals and advantageous business relationships. Except as otherwise contemplated by the Merger Agreement, the Company will not, nor will it permit any of its subsidiaries or other entities controlled by it, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, to, directly or indirectly:

        (i) Amend or propose to amend its Certificate of Incorporation, regulations or Bylaws, or equivalent organizational documents;

        (ii) (a) issue, sell, transfer, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge, transfer, disposition or encumbrance of, any capital stock of the Company (except for shares issuable upon exercise of Options outstanding on the date of the Merger Agreement) or any of its subsidiaries; (b) issue, sell, pledge, transfer or dispose of, or authorize, propose or agree to the issuance, sale, pledge, transfer or disposition of any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, any capital stock of any class or any other equity securities of the Company or any of its subsidiaries; (c) authorize, recommend or propose any change in its capitalization; or (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

       (iii) (a) except in the ordinary course of business and consistent with past practice, sell, pledge, transfer, lease, sell and leaseback, assign, license, dispose of or encumber any assets of the Company or of any of its subsidiaries (including without limitation, any indebtedness owed to them or any claims held by them) or (b) whether or not in the ordinary course of business, sell, pledge, transfer, lease, sell and leaseback, assign, license, dispose of or encumber any material assets of the Company or any of its subsidiaries;

        (iv) (a) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock other than dividends and distributions by a subsidiary of the Company to the Company or to any other subsidiary all of the capital stock of which (other than directors' qualifying shares) is owned directly or indirectly by the Company, or (b) redeem, purchase or otherwise acquire or offer or agree to redeem, purchase or otherwise acquire any capital stock of the Company or any of its subsidiaries;

        (v) Except in the ordinary course of business and consistent with past practice, acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital, loans, advances, property transfer or purchase of any amount of property or assets, in any other individual or entity (other than subsidiaries of the Company);

        (vi) Incur any indebtedness for borrowed money, issue any debt securities or enter into any capitalized leases or assume, guarantee, endorse, secure or otherwise as an accommodation become responsible for, the obligations of any other person (other than the Company and its subsidiaries);

       (vii) Take any action with respect to the grant of any severance or termination pay (other than pursuant to policies or written agreements of the Company in effect on the date of the Merger Agreement) or with respect to any increase of benefits payable under its severance or termination pay policies or written agreements in effect on the date of the Merger Agreement;

      (viii) Adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance, retention or stay or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan, arrangement or agreement in effect on the date of the Merger Agreement;

        (ix) Make any tax election or settle or compromise any federal, state, local or foreign income tax liability;

        (x) Take any action or omit to take any action, which action or omission would reasonably be expected to result in a breach or inaccuracy of any of the representations and warranties set forth in the Merger Agreement in any material respect at, or as of any time prior to, the Effective Time;

        (xi) Enter into any contract or agreement other than in the ordinary course of business or amend, terminate or modify any Material Contract or enter into any contract or agreement which would have been a Material Contract if entered into prior to the date of the Merger Agreement;

       (xii) Enter into, amend, modify or terminate any contract or agreement with, or make any payment other than pursuant to a written agreement existing on the date of the Merger Agreement to, any affiliate (other than the Company or any of its subsidiaries) of the Company or its subsidiaries, including releasing Shares under pledge agreements;

      (xiii) Settle or compromise any pending or threatened suit, action or claim for an amount in excess of $25,000 per suit, action or claim or which relates to the transactions contemplated by the Merger Agreement;

       (xiv) Authorize or make any expenditure for capital or acquisitions which are not specifically provided for in the Company's capital budget;

       (xv) Incur costs, fees and expenses in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement in excess of (i) $1,000,000 for the costs, fees and expenses of financial advisors, including, without limitation, McGettigan, Wick and Advest and
    (ii) those costs, fees and expenses reasonable and necessary, including, without limitation, fees and expenses of attorneys, accountants, and other representatives and advisors (excluding financial advisors), costs of preparing, printing and mailing materials to stockholders, filing fees and other out-of-pocket costs, which shall be evidenced by detailed invoices submitted to the Company and which shall be payable by the Company in accordance with its standard accounts payable practices; or

       (xvi) Offer or propose to take or agree or commit to take any of the foregoing actions.

    OTHER AGREEMENTS OF PARENT, PURCHASER AND THE COMPANY. In the Merger Agreement, the Company has agreed that, prior to the Effective Time, it will not, nor will it authorize or permit any of its subsidiaries or any of its subsidiaries' directors, officers, employees, agents or representatives, to, directly or indirectly: (i) solicit, initiate, facilitate or encourage any inquiries or the making of any proposal with respect to any tender offer, exchange offer, merger, consolidation, sale of assets, sales of capital stock or other business combination involving the Company or its subsidiaries or the acquisition of 20% or more of the assets or capital stock of the Company and its subsidiaries taken as a whole (an "Acquisition Transaction"); (ii) negotiate, explore or otherwise communicate in any way with, or provide or furnish any information to, any person (other than Parent or Purchaser) with respect to any Acquisition Transaction; or (iii) enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer or the Merger or any other transaction contemplated by the Merger Agreement; provided, however, that the Company may, in response to an unsolicited written binding offer with respect to an Acquisition Transaction from a person with sufficient financial resources available to it to consummate such transaction which contains no financing condition, (i) furnish or disclose non-public information to such third party and (ii) negotiate, explore or otherwise communicate with such third party, in each case only if the Company Board determines in good faith (A) after consultation with its outside counsel and financial advisors, that the Acquisition Transaction would, upon consummation thereof, result in a transaction which is more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger and that such Acquisition Transaction is likely to be consummated and (B) after advice of outside counsel, that failing to take such action would constitute a breach of the Company Board's fiduciary duties. The Company is required to advise Parent in writing of the receipt by the Company, any of its subsidiaries or any or their respective officers, directors, employees, agents or representatives of any request for information, inquiries, indications of interest, offers or proposals relating to any Acquisition Transaction and any actions taken with respect to such Acquisition Transaction, which notice shall include the terms and conditions of such Acquisition Transaction and the identity of the person making such request, inquiry, indication of interest, offer or proposal.

    Pursuant to the Merger Agreement, between the date of the Merger Agreement and the Effective Time, the Company is required to, and will cause its subsidiaries, officers, directors, employees, and agents to, afford the officers, employees, counsel, investment bankers and agents of Parent and its affiliates complete access at all reasonable times to its officers, employees, agents, properties, books, records and contracts and shall furnish to Parent and its affiliates all financial, operating and other data and information as Parent or its affiliates, through their respective officers, employees or agents, may reasonably request for such purposes as may be necessary or desirable. The Company will, subject to the terms of the Merger Agreement, endorse the Offer and the Merger and recommend to its stockholders the approval and adoption of the Merger Agreement, the Merger and the transactions to be consummated thereunder; and will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Offer and the Merger Agreement, and to cooperate with Parent and Purchaser in connection with the foregoing, including using reasonable best efforts to obtain all necessary waivers, consents and approvals, including by the Company's stockholders, if required, of the Merger Agreement and the Merger.

    Pursuant to the Merger Agreement, the Company must take all action necessary to cause a meeting of its stockholders (the "Company Stockholder Meeting"), if required by the DGCL, to be duly called and held as promptly as practicable after the consummation of the Offer (provided Purchaser shall have accepted for payment Shares tendered pursuant to the Offer) for the purposes of voting on the approval and adoption of the Merger Agreement, the Merger and the transactions contemplated thereby. The Company is also required to use its reasonable efforts to solicit from stockholders of the Company proxies in favor of such adoption and approval and to take all other action necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of the Company's stockholders, if required by the DGCL, to effect the Merger.

    The Merger Agreement provides that, if the Company Stockholder Meeting is required by the DGCL, as promptly as practicable following consummation of the Offer, the Company will prepare and file with the Commission a proxy statement under the Exchange Act relating to the Company Stockholder Meeting (the "Proxy Statement") and will cause the Proxy Statement, subject to compliance with the rules and regulations of the Commission, to be mailed to its stockholders as promptly as practicable thereafter and will use its reasonable best efforts to secure all necessary approvals by its stockholders of the Merger Agreement and the Merger. Notwithstanding the foregoing, in the event that Purchaser acquires at least 90% of the outstanding Shares and Parent so requests, Parent, Purchaser and the Company will take all actions necessary and appropriate to cause the Merger to become effective without a meeting of the stockholders of the Company in accordance with Section 253 of the DGCL.

    For a period of six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the officers and directors of the Company as of the date of the Merger Agreement against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Certificate of Incorporation and Bylaws in effect at the date of the Merger Agreement (to the extent consistent with applicable law). The Surviving Corporation shall maintain in effect the Company's existing policies of directors' and officers' liability insurance with respect to claims arising from facts or events which occurred prior to the Effective Time for a period of six years from and after the Effective Time (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions no less advantageous to such directors or officers); provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid by the Company as of the date of the Merger Agreement for such insurance.

    Pursuant to the Merger Agreement, the Company is required to use commercially reasonable efforts to obtain employment or consulting agreements and noncompete agreements, in form and substance satisfactory to Parent, from the Named Officers, releases, in form and substance satisfactory to Parent, from each Named Officer and from McGettigan, Wick and a fully executed copy of the Excess Payment Agreement dated March 27, 1998 by and between the Company and Dr. Yalow, prior to the consummation of the Offer. In addition, the Company is required to use commercially reasonable efforts to obtain, prior to the consummation of the Offer, the resignation of each director of the Company, other than Dr. Yalow, which resignations are to be effective immediately following the consummation of the Offer.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto, including, without limitation, representations by the Company as to corporate status and good standing, subsidiaries, power and authority, enforceability, capitalization, no violation, reports and financial statements, no commissions, material developments and absence of undisclosed liabilities, compliance with law, taxes, employee benefit plans, litigation and environmental liabilities. In addition, the Company represented to Parent and Purchaser that the Company Board, by a vote of all directors at a meeting duly called and held, has unanimously (i) determined that each of the Offer, the Merger and the Option and Support Agreement is fair to, and in the best interests of, the holders of Shares; (ii) approved and adopted the Option and Support Agreement and the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (iii) resolved to recommend acceptance of the Offer, the tender of Shares pursuant to the Offer and approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company; and (iv) taken all action necessary to render Section 203 of the DGCL and other state takeover statutes inapplicable to the Offer, the Merger, the Merger Agreement and the Option and Support Agreement.

    CONDITIONS TO THE MERGER. The respective obligations of the Company, Parent and Purchaser to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the conditions that (i) Purchaser (or a subsidiary or an affiliate of Parent) shall have accepted for payment and paid for Shares tendered pursuant to the Offer in accordance with the terms of the Offer, (ii) to the extent required by the DGCL, the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote or consent of the Company's stockholders, and (iii) no permanent injunction, order, decree or ruling issued by a court of competent jurisdiction in the United States or by a domestic governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any domestic governmental authority shall be in effect which would make the acquisition or holding by Parent, Purchaser or the subsidiaries or affiliates of Parent of the shares of common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger (provided that the Company, Parent and Purchaser shall have used all reasonable efforts to prevent such event). The obligation of Purchaser and Parent to effect the Merger is further subject to satisfaction of the conditions, unless waived by Parent or Purchaser, that (i) Parent, Purchaser and the Company shall have obtained such licenses, permits, consents, waivers, approvals, authorizations, qualifications, orders, actions and non-actions from all third parties, including governmental authorities and agencies, as are necessary for consummation of the Merger and the consummation of the Merger will not result in the loss of any material license, permit, authorization, approval or registration of the Company or any of its subsidiaries, (ii) the Company shall not have breached or failed to perform in any material respect any of its obligations in the Merger Agreement or failed to comply in any material respect with any of its agreements or covenants in the Merger Agreement, (iii) each of the representations and warranties of the Company set forth in the Merger Agreement that are subject to, or qualified by, any materiality qualification shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case at the date of the Merger Agreement and as of the Effective Time, except as to each such representation or warranty which speaks as of a specific date which must be true and correct in the foregoing respects as of such date, (iv) no event, condition or change (or any development involving a prospective event, condition or change) shall have occurred or be threatened which has had or is reasonably likely to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole, and (v) there shall not have occurred (A) any general suspension of, or limitation on prices for, trading in securities on any United States stock exchange, (B) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (C) the commencement of a war, armed hostilities or other international or national calamity materially affecting the United States, (D) any limitation by any governmental authority or any other event which is reasonably likely to affect the extension of credit by banks or other lending institutions, or (E) in the case of any of the foregoing existing at the date of this Agreement, any material acceleration or worsening thereof.

    For purposes of the Merger Agreement, the term "Material Adverse Effect" means a material adverse effect on the assets, liabilities, condition (financial or otherwise), results of operations, business, operations or prospects of the Company and its subsidiaries taken as a whole or on the ability of the Company, Parent or Purchaser to consummate the transactions contemplated by the Merger Agreement.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company, by mutual written consent duly authorized by the Company Board and the Board of Directors of Parent. The Merger Agreement may also be terminated by the Company, upon delivery of notice to Parent, (i) if Purchaser or any of its or Parent's subsidiaries or affiliates shall have (A) failed to commence the Offer within the time period specified in the Merger Agreement, (B) terminated the Offer, or (C) failed to pay for Shares tendered pursuant to the Offer within 120 days after the commencement of the Offer, provided that such failure to commence or termination or failure to pay for Shares does not arise from, is not in connection with, or related to a breach of a representation or warranty of the Company or the failure to perform in any material respect any of its obligations under the Merger Agreement; (ii) if, prior to the purchase of any Shares tendered pursuant to the Offer, Purchaser or Parent fails to perform in any material respect any of their respective obligations under the Merger Agreement or comply in any material respects with their respective agreements and covenants under the Merger Agreement and such failure shall not have been cured within ten days following notice from the Company to Parent of such failure and the Company's intent to terminate the Merger Agreement; (iii) at any time prior to the purchase of any Shares tendered pursuant to the Offer, to allow the Company to enter into an agreement in respect of an Acquisition Transaction if the Company Board determines in good faith, after advice of outside counsel, that such Acquisition Transaction is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to the stockholders of the Company than the transactions contemplated by the Merger Agreement and that such action is necessary in order to fulfill the fiduciary duty of the Company Board to the Company's stockholders; provided that the Company Board is then in receipt of a written opinion from its financial advisor that such Acquisition Transaction would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by the Offer, the Merger and the Merger Agreement; provided, further, that prior to any such termination, the Company notifies Parent promptly of its intention to terminate the Merger Agreement and enter into an agreement with respect to an Acquisition Transaction, which notice shall include the terms of such Acquisition Transaction and shall be given at least 48 hours prior to the termination of the Merger Agreement; provided, further, that such termination shall not be effective until the Company pays Parent all termination fees described in the Merger Agreement; or (iv) if any court of competent jurisdiction in the United States or a domestic governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the purchase of the Shares pursuant to the Offer or the Merger; provided that the Company shall have used its reasonable best efforts to remove or lift such order, decree or ruling.

    In addition, the Merger Agreement may be terminated by Parent, upon delivery of notice to the Company, (i) if Purchaser or any of its or Parent's subsidiaries or affiliates shall have (A) failed to commence the Offer within the time period specified in the Merger Agreement, (B) terminated the Offer, or
(C) failed to pay for Shares pursuant to the Offer within 120 days after the commencement of the Offer; provided that such failure to commence, or termination or failure to pay for Shares does not arise from, is not in connection with, or related to a breach of a representation or warranty of Parent or Purchaser or their failure to perform in any pertinent aspect any of their obligations under the Merger Agreement; (ii) if (A) the Company Board or any committee thereof shall have withdrawn or modified (including by amendment of the Company's Schedule 14D-9) in any manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Transaction, or Parent requests in writing that the Company Board reconfirm its recommendation of the Offer, the Merger and the Merger Agreement to the Company's stockholders and the Company Board fails to do so within five days after its receipt of Parent's request, (B) any Person shall have entered into an agreement, an agreement in principle or letter of intent with the Company or any of its subsidiaries with respect to an Acquisition Transaction, or (C) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions; (iii) if the Company fails to perform in any material respect any of its obligations under the Merger Agreement or comply in any material respects with its agreements and covenants under the Merger Agreement and such failure shall not have been cured within ten days following notice from Parent to the Company of such failure and Parent's intent to terminate the Merger Agreement; or (iv) if any court of competent jurisdiction in the United States or a domestic governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the purchase of the Shares pursuant to the Offer or the Merger; provided that Parent and Purchaser shall have used their reasonable best efforts to remove or lift such order, decree or ruling.

    Except as otherwise provided in the Merger Agreement, in the event of termination of the Merger Agreement, the Merger Agreement shall, upon receipt of notice of termination, forthwith become void and of no further force and effect, and the Company, Parent and Purchaser (and their respective directors, officers, employees, stockholders, affiliates, agents and advisors) shall be released from any and all liability thereunder; provided, however, that nothing shall relieve the Company, Parent or Purchaser from liability for any breach of any agreement, covenant, representation or warranty set forth in the Merger Agreement. Notwithstanding the termination of the Merger Agreement, the Option and Support Agreement and certain provisions of the Merger Agreement shall remain in full force and effect and shall survive any such termination of the Merger Agreement.

    TERMINATION FEE AND EXPENSES. Upon termination of the Merger Agreement for any reason, in addition to any other amounts which may be payable or become payable pursuant to the Merger Agreement, the Company shall (provided that neither Parent nor Purchaser is then in material breach of their respective obligations under the Merger Agreement) reimburse Parent and Purchaser for the reasonable costs, expenses and fees incurred by them and their subsidiaries and affiliates (including, without limitation, out-of-pocket fees and expenses payable to all banks and other financial institutions and investment bankers and reasonable allocations of corporate overhead and salary and payroll expenses of their employees) or on their behalf in connection with their due diligence investigation of the Company, the Merger Agreement, the Offer, the Merger and the consummation of all the transactions contemplated by the Merger Agreement; provided, however, that the Company shall not be obligated to reimburse Parent or Purchaser for any costs, fees and expenses of its financial advisors (including, without limitation, DLJ) in excess of $250,000. Upon termination of the Merger Agreement as a result of the failure by Parent or Purchaser to perform (or to cure in accordance with the Merger Agreement) in any material respect any of their respective obligations under the Merger Agreement or comply in any material respects with their respective agreements and covenants under the Merger Agreement, Parent shall (provided that the Company is not then in material breach of its obligations under the Merger Agreement) reimburse the Company for the reasonable costs, expenses and fees incurred by it and its subsidiaries or on their behalf in connection with the Merger Agreement or the Offer, subject to the limitations set forth in the Merger Agreement; provided, however, that Parent shall not be obligated to reimburse the Company for any costs, expenses or fees of its financial advisors (including, without limitation, McGettigan, Wick and Advest) in excess of $250,000.

    If the Merger Agreement shall have been terminated (i) by Parent due to
(A)(x) the withdrawal or modification (including by amendment of the Company's
Schedule 14D-9) by the Company Board or any committee thereof, in any manner adverse to Parent or Purchaser, of the approval or recommendation of the Company Board of the Offer, the Merger or the Merger Agreement, (y) the approval or recommendation by the Company Board of any Acquisition Transaction, or (z) the failure of the Company Board to reconfirm its recommendation of the Offer, the Merger and the Merger Agreement to the Company's stockholders within five days of receipt of a request for such reconfirmation by Parent, (B) the Company or any of its subsidiaries entering into an agreement, agreement in principle or letter of intent with any person with respect to an Acquisition Transaction, or
(C) the Company Board or any committee thereof resolving to take any of the foregoing actions; or (ii) by the Company due to a determination by the Company Board, at any time prior to the purchase of any Shares pursuant to the Offer, in good faith, after advice of outside counsel, that an Acquisition Transaction is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to the stockholders of the Company than the transactions contemplated by the Merger Agreement and that such action is necessary in order to fulfill the fiduciary duty of the Company Board to the Company's stockholders (provided that, as described above, the Company is then in receipt of a written opinion from its financial advisor that such Acquisition Transaction would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the Offer, the Merger and the Merger Agreement and otherwise in accordance with the terms of the Merger Agreement); or (iii) for any other reason (other than by the Company as a result of failure by Parent or Purchaser to perform (or to cure in accordance with the Merger Agreement) in any material respect any of their respective obligations under the Merger Agreement or to comply in any material respects with their respective agreements and covenants thereunder) and during the period commencing on the date of the Merger Agreement and ending on, and including, the date which is nine months after the date of the Merger Agreement is terminated an Alternative Transaction is consummated, then, in any such case, the Company shall pay Parent $4,000,000 (the "Termination Fee"). For purposes of the Merger Agreement, an "Alternative Transaction" means either (A) a transaction pursuant to which any person other than Parent, Purchaser or their affiliates (a "Third Party") acquires beneficial ownership of more than 25% of the outstanding Shares or other equity securities, whether from the Company, its stockholders or pursuant to a tender or exchange offer or otherwise, (B) a merger or other business combination involving the Company pursuant to which any Third Party acquires beneficial ownership of more than 25% of the outstanding Shares or other equity securities of the Company or the entity surviving such merger or business combination, or (C) any other transaction, or series of transactions, pursuant to which any Third Party acquires control of assets of the Company or any of its subsidiaries having a fair market value equal to more than 25% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction.

    The Termination Fee shall be paid to the Company on the date (the "Fee Payment Date") which is (a) immediately prior to the termination of the Merger Agreement in the case of payment pursuant to (ii) above, (b) within two business days of the termination of this Agreement in the case of payment pursuant to (i) above, and (c) immediately prior to the later to occur of the termination of the Merger Agreement and the consummation of an Alternative Transaction, in the case of payment pursuant to (iii) above.

    Notwithstanding the foregoing, if and to the extent that Parent has purchased Shares from the Company pursuant to the Option and Support Agreement ("Company Option Shares") or elected to exercise its right under the Option and Support Agreement to receive cash rather than Shares (the "Cash Conversion") prior to the Fee Payment Date, the sum of, (i) the Termination Fee, PLUS (ii) the net cash amount received by Parent prior to the Fee Payment Date pursuant to the Cash Conversion under the Option and Support Agreement, PLUS (iii)(x) the amount received by Parent prior to the Fee Payment Date pursuant to the sale of Company Option Shares (or any other securities into which such Company Option Shares are converted or exchanged), less (y) Parent's purchase price for such Shares, MINUS (iv) any amounts paid or Shares (valued at the closing sales price of the Shares on NNM on the day of delivery) delivered to the Company pursuant to the Option and Support Agreement or pursuant to any other reimbursement obligations, including without limitation, pursuant to Section 16 of the Exchange Act, shall not exceed $5,000,000. Pursuant to the Merger Agreement, if the Company fails to promptly pay the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys' fees) incurred in connection with collecting such amount, together with interest, from the date when such amount was due, on the amount of the fee at the rate of 10% per annum

    Except as otherwise described herein, each of the parties hereto shall pay all the fees and expenses incurred by it incident to preparing for, entering into and carrying into effect the Merger Agreement and the transactions contemplated therein; provided that the Company covenants and represents and warrants that such fees and expenses incurred by the Company and its subsidiaries for costs, fees and expenses of financial advisors (including, without limitation, McGettigan, Wick and Advest) associated with the Offer, the Merger, the Merger Agreement and the transactions contemplated herein, will not exceed $1,000,000.

    AMENDMENTS; WAIVER. Subject to applicable law, the Merger Agreement may not be modified, amended or supplemented prior to the Effective Time except by the written agreement of the Company, Parent and Purchaser. Any failure by the Company, Parent or Purchaser to comply with any obligation, covenant, agreement or condition in the Merger Agreement may be waived by the Company, Purchaser or Parent, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No extension of time for performance of any obligations or other acts thereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

THE OPTION AND SUPPORT AGREEMENT

    Concurrently with the execution of the Merger Agreement, the Company, Parent and the Selling Stockholders have entered into the Option and Support Agreement. Pursuant to the Option and Support Agreement, the Company has granted Parent an irrevocable option (the "Company Option") to purchase 1,342,155 Shares, representing 19.9% of the outstanding Shares, at a per Share cash purchase price of $10.125 per Share (as adjusted pursuant to the Option and Support Agreement). In addition, pursuant to the Option and Support Agreement, each Selling Stockholder has agreed to tender and sell all of the Shares owned by such Selling Stockholder to Purchaser pursuant to and in accordance with the terms of the Offer and has granted to Parent an irrevocable option (the "Stockholder Option") to purchase, in whole but not in part, all Shares owned by such Selling Stockholders at a purchase price of $12.25 per Share.

    THE COMPANY OPTION. The Company Option may be exercised by Parent, in whole or in part, at any time, or from time to time, during the period commencing immediately after the occurrence of a Trigger Event and ending on, and including, the date which is nine months after the termination of the Merger Agreement. For purposes of the Option and Support Agreement, the term "Trigger Event" means (i) the termination of the Merger Agreement due to the withdrawal or modification (including by amendment of the Company's Schedule 14D-9) of the approval or recommendation of the Company Board of the Offer, the Merger or the Merger Agreement in any manner adverse to Parent or Purchaser or the approval or recommendation by the Company Board of any Acquisition Transaction, or related actions as described above or due to a determination by the Company Board, in good faith, after advice of outside counsel, that an Acquisition Transaction is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to the stockholders of the Company than the transactions contemplated by the Merger Agreement and that such action is necessary in order to fulfill the fiduciary duty of the Company Board to the Company's stockholders, in accordance with the terms of the Merger Agreement, as described above, or (ii) the termination of the Merger Agreement for any other reason (other than as a result of failure by Parent or Purchaser to perform (or to cure in accordance with the Merger Agreement) in any material respect any of their respective obligations under the Merger Agreement or comply in any material respects with their respective agreements and covenants under the Merger Agreement), and during the period commencing on the date of the Option and Support Agreement and ending on, and including, the date which is nine months after the termination of the Merger Agreement, an Alternative Transaction (as defined in the Merger Agreement) is consummated.

    The number of Shares subject to the Company Option and the purchase price thereof are subject to adjustment, in accordance with the terms of the Option and Support Agreement, in the event of any stock dividend, stock split, split-up, reclassification, recapitalization, merger or other change in the corporate or capital structure of the Company, to restore Parent to its rights under the Option and Support Agreement, including its right to purchase Shares representing 19.9% of the capital stock of the Company entitled to vote for the election of directors of the Company. In the event that any additional Shares are issued after the date of the Option and Support Agreement (other than pursuant to an event described in the preceding sentence), the number of Shares subject to the Company Option shall be increased by 19.9% of the number of additional Shares so issued (and such additional Shares subject to the Company Option shall be exercisable upon the same terms and conditions as the Company Option).

    If at any time the Company Option is then exercisable pursuant to the terms of the Option and Support Agreement, Parent may elect, in lieu of exercising the Company Option to purchase Shares, to send written notice to the Company (the "Cash Exercise Notice") specifying a date not later than twenty business days and not earlier than ten business days following the date such notice is given on which date the Company shall pay to Parent an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Company Option as Parent shall specify. As used in the Option and Support Agreement, "Spread" shall mean the excess, if any, over the exercise price of the Company Option (as adjusted, if applicable) of the HIGHER of (x) if applicable, the highest price per Share (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any person in an Acquisition Transaction (the "Alternative Purchase Price") or (y) the closing sales price of the Shares on NNM on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing sales prices (or the average of the closing bid and asked prices if closing sales prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of property other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of Parent's right to receive cash pursuant to the Option and Support Agreement as described above and the payment of such cash to Parent, the obligations of the Company to deliver Shares pursuant to the Company Option shall be terminated with respect to such number of Shares for which Parent shall have elected to be paid the cash Spread.

    Notwithstanding any other provision of the Option and Support Agreement, in no event shall Parent's Total Profit (as defined below) exceed $5,000,000 and, if such Total Profit does exceed such amount, Parent, at its sole election, shall, within five business days, either (a) deliver to the Company for cancellation Shares (valued at the closing sales price of the Shares on NNM on the day of delivery) previously purchased by Parent, (b) pay cash or other consideration to the Company or (c) undertake any combination thereof, so that Parent's Total Profit shall not exceed $5,000,000 after taking into account the foregoing actions. As used in the Option and Support Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the aggregate amount of cash received by Parent as a Termination Fee (as such may be adjusted in accordance with the Merger Agreement) and pursuant to any cash conversion of the Company Option in accordance with the Option and Support Agreement, plus (ii)(x) the amount received by Parent pursuant to the sale of Shares acquired upon exercise of the Company Option (or any other securities into which such Shares are converted or exchanged), less (y) Parent's purchase price for such Shares, less (iii) any amounts paid or Shares (valued at the closing sales price of the Shares on NNM on the day of delivery) delivered to the Company pursuant to the Option and Support Agreement or pursuant to any other reimbursement obligation, including, without limitation, pursuant to
Section 16 of the Exchange Act.

    THE STOCKHOLDER OPTION. The Stockholder Option may be exercised by Parent, in whole or in part, at any time, or from time to time, during the period commencing immediately after the occurrence of a Trigger Event and ending on, and including, the date which is nine months after the termination of the Merger Agreement.

    The number of Shares subject to the Stockholder Option and the purchase price thereof are subject to adjustment, in accordance with the terms of the Option and Support Agreement, in the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend, stock split, spin-off, reorganization, recapitalization, reclassification, consolidation, combination, exchange of shares or the like, any merger or consolidation of the Company into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, or the recapitalization, reclassification, liquidation or dissolution of the Company, or other adjustment or event which results in Shares being exchanged for or converted into cash, securities or other property.

    AGREEMENT TO TENDER SHARES. Pursuant to the Option and Support Agreement, each Selling Stockholder agrees to validly tender (and not withdraw) pursuant to and in accordance with the terms of the Offer (provided that the Offer is not amended in a manner prohibited by the Merger Agreement), in a timely manner for acceptance by Purchaser of the Offer, its respective Shares. In addition, each Selling Stockholder agrees that, until the first to occur of the Effective Time or the date the Merger Agreement is terminated in accordance with the terms thereof, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, such Selling Stockholder shall vote (or cause to be voted), including by way of written consent, all Shares held of record or beneficially owned, from time to time by such Selling Stockholder (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Option and Support Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Option and Support Agreement; and (iii) except as specifically requested in writing by Parent in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any Acquisition Transaction, including without limitation, any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries, a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries or (B) (1) the election of any person to, or other change in the size or composition of, the Company Board; (2) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Offer, the Merger or the transactions contemplated by the Merger Agreement or the Option and Support Agreement or the contemplated economic benefits of any of the foregoing. Moreover, such Selling Stockholder shall not enter into any agreement or understanding which is inconsistent with clauses (i), (ii) or (iii) of the preceding sentence

    Until the earlier to occur of the Effective Time and the termination of the Merger Agreement pursuant to its terms, no Selling Stockholder shall (a) except pursuant to the terms of the Merger Agreement and the Option and Support Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by merger or otherwise by operation of law) or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of such Selling Stockholder's Shares or any interest therein; (ii) grant any proxies or powers of attorney with respect to any Shares beneficially owned by such Selling Stockholder, deposit any Shares beneficially owned by such Selling Stockholder into a voting trust or enter into a voting agreement with respect to any Shares beneficially owned by such Selling Stockholder; or (iii) take any action that would make any representation or warranty of such Selling Stockholder contained in the Option and Support Agreement untrue or incorrect or have the effect of preventing or disabling such Selling Stockholder from performing such Selling Stockholder's obligations under the Option and Support Agreement.

    Until the earlier to occur of the Effective Time and the termination of the Merger Agreement pursuant to its terms, no Selling Stockholder shall, in its capacity as such, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or the making of any Acquisition Transaction, or negotiate, explore or otherwise communicate in any way with, or provide or furnish any information to, any person (other than Parent or Purchaser) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Offer or the Merger or any other transaction contemplated by the Merger Agreement or the Option and Support Agreement; provided, however, that the foregoing shall not restrict a Selling Stockholder who is also a director of the Company from taking actions in such Selling Stockholder's capacity as a director to the extent and in the circumstances permitted under the Merger Agreement with respect to an Acquisition Transaction. Such Selling Stockholder shall immediately advise Parent in writing of the receipt by such Selling Stockholder or any of its agents or representatives of any request for information, inquiries, indications of interest, offers or proposals relating to an Acquisition Transaction and any actions taken with respect to such Acquisition Transaction pursuant to the Merger Agreement, which notice shall include the identity of the person making such request, inquiry, indication of interest, offer or proposal and the terms, if any, of such Acquisition Transaction. Under the Option and Support Agreement, each Selling Stockholder and its agents and representatives is required, upon the execution thereof, to cease any discussions or negotiations with, and shall cease to provide any information to or otherwise cooperate or encourage, any person with respect to an Acquisition Transaction.

14. DIVIDENDS AND DISTRIBUTIONS

    The Company has not paid and does not intend to pay dividends on the Shares. The Merger Agreement provides that the Company will not, among other things, (i) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock other than dividends and distributions by a subsidiary of the Company to the Company or to any other subsidiary all of the capital stock of which (other than directors' qualifying shares) is owned directly or indirectly by the Company, or (ii) redeem, purchase or otherwise acquire or offer or agree to redeem, purchase or otherwise acquire any capital stock of the Company or any of its subsidiaries.

15. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provisions of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may terminate, withdraw or amend the Offer and may postpone the acceptance of, and payment for the Shares, if the Minimum Condition shall not have been satisfied. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares tendered pursuant to the Offer, and may terminate, withdraw or amend the Offer and may postpone the acceptance of, and payment for, the Shares if, at any time on or after the date of the Merger Agreement and before the time for payment for any of the Shares (whether or not any Shares shall have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

        (a) There shall have been instituted or pending any action or proceeding before any domestic or foreign court, legislative body or governmental agency or other regulatory or administrative agency or commission (i) challenging the acquisition in whole or in part of the Shares by Parent or Purchaser, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or seeking to obtain any material damages or otherwise, directly or indirectly, relating to the transaction contemplated by the Offer or the Merger Agreement, (ii) seeking to prohibit or restrict the ownership or operation by Parent, Purchaser or the Company (or any of their respective affiliates or subsidiaries) of any material portion of Parent's or Purchaser's or the Company's business or assets, or to compel the Company, Parent or Purchaser (or any of their respective affiliates or subsidiaries) to dispose of or hold separate all or any of the Shares or all or any material portion of the Company's, Parent's or Purchaser's (or any of their respective affiliates' or subsidiaries') business or assets as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) seeking to prohibit or materially delay or make illegal the purchase of, or payment for, some or all of the Shares pursuant to the Offer or Merger, (iv) seeking to impose material limitations on the ability of Parent or Purchaser (or any of their respective affiliates or subsidiaries) to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares on all matters properly presented to the stockholders of the Company, (v) seeking to impose any limitations on the ability of Parent or Purchaser (or any of their respective affiliates or subsidiaries) effectively to control in any material respect any material portion of the business and operations of the Company and its subsidiaries; or (vi) which may result in a material limitation on the benefits expected to be derived by Parent and Purchaser as a result of the Offer, including without limitation, any limitation on the ability to consummate the Merger; or

        (b) Any statute, rule, regulation or order shall have been enacted, promulgated, entered, enforced or deemed applicable to the Offer or the Merger, or any other action shall have been taken, proposed or threatened, by any domestic or foreign government or governmental authority or by any court, domestic or foreign, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
    (vi) of subsection (a) above; or

        (c) Parent, Purchaser or the Company and its subsidiaries shall not have obtained any license, permit, waiver, consent, approval, authorization, qualification, order, action or non-action from any third party, including any governmental authority or agency, which is necessary to consummate the Offer and the Merger, including, without limitation, the termination or expiration of the waiting period under the HSR Act and the passage of 30 days after the filing of an initial application for a license to operate from the State Board of Private Academic Schools, the Commonwealth of Pennsylvania (the "Pennsylvania Waiting Period"), or the consummation of the Offer and the Merger will result in the loss of any material license, permit, authorization, approval or registration of the Company or any of its subsidiaries; or

        (d) Any event, condition or change (or any development involving a prospective event, condition or change) shall have occurred or be threatened which has had or is reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement) on the Company and its subsidiaries taken as a whole; or

        (e) There shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any United States stock exchange, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity materially affecting the United States, (iv) any limitation by any governmental authority or any other event which is reasonably likely to affect the extension of credit by banks or other lending institutions, or
    (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, any material acceleration or worsening thereof; or

        (f) (i) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Transaction or Parent requests in writing that the Company Board reconfirm its recommendation of the Offer, the Merger and the Merger Agreement and the Company Board fails to do so within five days after its receipt of Parent's request, (ii) any corporation, partnership, person or other entity or group shall have entered into an agreement, an agreement in principle or letter of intent with the Company or any of its subsidiaries with respect to an Acquisition Transaction, or (iii) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions; or

        (g) The Company shall have breached or failed to perform in any material respect any of its obligations in the Merger Agreement or failed to comply in any material respect with any of its agreements or covenants in the Merger Agreement; or

        (h) Any of the representations and warranties of the Company set forth in the Merger Agreement that are subject to, or qualified by, any materiality qualification shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and at the time of such determination except as to any such representation or warranty which speaks as of a specific date which must be untrue or incorrect in the foregoing respects as of such specific date; or

        (i) The Merger Agreement shall have been terminated by the Company, Parent or Purchaser pursuant to its terms; or

        (j) The affirmative vote of the holders of more than a majority of the outstanding Shares shall be required to consummate the Merger, Purchaser is not entitled to vote its Shares for the Merger, or the affirmative vote of the holders of any securities of the Company other than the Shares is required to consummate the Merger; or

        (k) The holders of all Options shall not have irrevocably agreed to cancel such Options in return for the payment set forth in the Merger Agreement;

        (l) Parent shall not have received the employment and consulting agreements, noncompete agreements, releases, excess payment agreement and resignations from the persons contemplated by the Merger Agreement; or

        (m) The Company shall not have obtained the insurance contemplated by the Merger Agreement;

which, in the reasonable judgment of Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with the acceptance for payment or payment for Shares pursuant to the Offer.

    The foregoing conditions (including those set forth in the opening paragraph above) are for the sole benefit of Purchaser and may be asserted or waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each right shall be deemed a continuing right which may be asserted at any time and from time to time. Any determination by Purchaser concerning the events described above shall be final and binding upon all parties.

    Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

16. CERTAIN REGULATORY AND LEGAL MATTERS

    Except as set forth in this Section 16, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, as well as certain representations made to Purchaser and Parent in the Merger Agreement by the Company, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below. Except as specified in this
Section 16, Purchaser has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Purchaser's right to decline to purchase Shares if any of the conditions specified in Section 15 of this Offer to Purchase shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 15 of this Offer to Purchase for certain conditions of the Offer.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware and operations are conducted throughout the United States. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or principal places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    The Company is subject to the provisions of Section 203 of the DGCL with respect to restrictions upon business combinations involving the Company. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally, a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the corporation's board of directors approves such business combination or the transaction in which the interested stockholder becomes such prior to the time the interested stockholder becomes such. The Company Board has approved the Offer, the Merger, the Merger Agreement and the Option and Support Agreement for the purposes of
Section 203 of the DGCL. Except as described above with respect to Section 203 of the DGCL, Parent and Purchaser have not attempted to comply with any other state takeover laws in connection with the Offer and believes none of such laws to be applicable to the Offer. Should any person seek to apply any state takeover law, Parent and Purchaser reserve the right to take such action as then appears desirable, which may include challenging the validity or applicability of any such statute allegedly applicable to the Offer in appropriate court proceedings. Nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Parent and Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See
Section 15 of this Offer to Purchase.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated only following the expiration or early termination of the applicable waiting period under the HSR Act.

    Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification Report Form under the HSR Act by the ultimate parent entity of Purchaser, which will be submitted on April 3, 1998. Accordingly, the waiting period under the HSR Act will expire at

11:59 P.M., New York City time, on April 18, 1998, unless early termination of the waiting period is granted by the Federal Trade Commission ("FTC") and the Department of Justice, Antitrust Division (the "Antitrust Division"), or the ultimate parent entity of Purchaser receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division issues a request for additional information or documentary material prior to the expiration of the 15-day waiting period, the waiting period will be extended and will expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by the ultimate parent entity of Purchaser with such request unless terminated earlier by the FTC and the Antitrust Division. If such a request is issued, the purchase of and payment for Shares pursuant to the Offer will be deferred until the additional waiting period expires or is terminated. Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period can be extended only by court order or by consent of the ultimate parent entity of Purchaser. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Company pursuant to the Offer. At any time before or after Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or Parent and Purchaser or their subsidiaries. Private parties and states Attorneys General may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

    If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with a proposed transaction, Parent and Purchaser may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing.

    APPRAISAL RIGHTS. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of their Shares in connection with the Merger. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Merger. See Annex II to this Offer to Purchase for the complete text of Section 262 of the DGCL.

    LEGAL PROCEEDINGS. Parent and Purchaser are not aware of any pending or overtly threatened legal proceedings, actions or suits, including, without limitation, any such proceedings, actions or suits against the Company or any of its subsidiaries, which would affect the Offer or the Merger. If any such matters were to arise, Purchaser could decline to accept for payment or pay for any Shares tendered in the Offer. See Section 15 of this Offer to Purchase.

    LICENSING. Each preschool or school operated by the Company must be licensed under applicable state or local licensing laws and is subject to a variety of state and local regulations. Although these regulations vary greatly from jurisdiction to jurisdiction, governmental agencies generally review, with respect to a preschool, the safety, fitness and adequacy of the buildings and equipment; the ratio of staff to children; the dietary program; the daily curriculum and compliance with health standards. In most jurisdictions, these agencies conduct scheduled and unscheduled inspections of the preschools, and licenses must be renewed periodically. Repeated failures by a preschool to comply with applicable regulations may subject it to sanctions, including probation or, in more serious cases, suspension or revocation of the preschool's license to operate. The Company has informed Parent and Purchaser that all preschools and schools operated by the Company have received all required approvals of governmental authorities required in connection with the operation thereof and have been operated and maintained in all material respects in compliance with all applicable regulations. The Company has further represented and warranted in the Merger Agreement that all material licenses, permits, authorizations, approvals and registrations required under any statute, law, ordinance, regulation, rule or order of any federal, state, local or foreign governmental authority or agency are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the consummation of the Offer and the Merger. The Company is required to file an initial application for a license to operate certain of its facilities in the Commonwealth of Pennsylvania with the State Board of Private Academic Schools, the Commonwealth of Pennsylvania, thirty days prior to the consummation of the Offer. The Company filed the necessary application on April 2, 1998. Accordingly, the Pennsylvania Waiting Period is scheduled to expire as of the initial scheduled Expiration Date.

    FEDERAL RESERVE BOARD REGULATIONS. Regulations T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of purchasing or carrying margin stock, including the Shares, if such credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. The Parent Note and the Purchaser Note are structured so as to be in full compliance with the Margin Regulations.

17. FEES AND EXPENSES

    Parent and Purchaser have engaged DLJ as the Dealer Manager in connection with the Offer. In addition, DLJ is acting as exclusive financial advisor to Parent and PEC in connection with the proposed acquisition of the Company. Pursuant to the terms of DLJ's engagement, DLJ will be paid an aggregate fee of approximately $1,300,000 in connection with its services as exclusive financial advisor and as the Dealer Manager. DLJ will also be reimbursed for travel and other out-of-pocket expenses, including reasonable legal fees and expenses, and DLJ and certain related parties will be indemnified against certain liabilities, including liabilities under the federal securities laws, arising out of DLJ's engagement. In the ordinary course of business, the Dealer Manager and its affiliates may actively trade or hold the securities of the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

    Parent and Purchaser have retained MacKenzie Partners, Inc., as Information Agent, and IBJ Schroder Bank & Trust Company, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by Purchaser against certain liabilities in connection with the Offer.

    Neither Purchaser nor Parent, nor any officer, director, stockholder, agent or other representative of Purchaser or Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

18. MISCELLANEOUS

    Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by DLJ or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER.

    Purchaser and Parent have jointly filed a Tender Offer Statement on Schedule 14D-1 with the Commission, pursuant to Rule 14d-1 of the Exchange Act, together with exhibits furnishing certain information with respect to the Offer. Such
Schedule 14D-1 and any amendments thereto, including all exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 of this Offer to Purchase (except that copies thereof may not be available at the regional offices of the Commission).

                                KBI ACQUISITION CORP.

April 3, 1998

                                                                         ANNEX I

      CERTAIN INFORMATION CONCERNING CERTAIN ENTITIES AND CERTAIN OF THEIR
                        DIRECTORS AND EXECUTIVE OFFICERS

    Certain information is provided herein with respect to Purchaser, Parent, PEC, Knowledge Universe, EDU, L.L.C., a Delaware limited liability company ("EDU"), ET Holdings, L.L.C., a Delaware limited liability company ("ET Holdings"), ET Consolidated, L.L.C., a Delaware limited liability company ("ET Consolidated"), Hampstead Associates, L.L.C., a Delaware limited liability company ("Hampstead"), Mollusk Holdings, LLC, a California limited liability company ("Mollusk"), Cephalopod Corporation, a California corporation ("Cephalopod"), Lawrence Investments, LLC, a California limited liability company ("Lawrence"), Lawrence J. Ellison, an individual, Ridgeview Associates, LLC, a California limited liability company ("Ridgeview"), Michael R. Milken, an individual, and Lowell J. Milken, an individual (collectively, the "Named Persons"). Except as otherwise indicated below, the principal executive offices of each Named Person are located at 844 Moraga Drive, Los Angeles, California 90049, and each natural person is a citizen of the United States.

    Parent is a wholly owned subsidiary of PEC. PEC is a holding company with no operations or assets other than its ownership of 100% of the stock of Parent. Knowledge Universe is a member of PEC owning 99.9% of the outstanding membership interests of PEC and is also the manager of PEC. The principal business of Knowledge Universe is to acquire interests in, and/or operate, other companies and businesses, primarily, but not limited to, companies and businesses engaged in education.

    EDU is a member of PEC owning 0.1% of the membership interests of PEC. The principal business of EDU is to act as a member of PEC and other affiliated companies. ET Holdings is the manager of Knowledge Universe. The principal business of ET Holdings is to act as the manager and as a member of Knowledge Universe. ET Consolidated is the manager of ET Holdings. The principal business of ET Consolidated is to act as the manager and as a member of ET Holdings.

    Hampstead is the manager of each of ET Consolidated and EDU. The principal business of Hampstead is to act as the manager and as a member of ET Consolidated, EDU and other affiliated companies. Ridgeview is the manager of Hampstead. The principal business of Ridgeview is to act as the manager and as a member of Hampstead and other affiliated companies. Michael R. Milken and Lowell
J. Milken are the managers of Ridgeview.

    The principal business of Mollusk is to act as a member of Hampstead and affiliated companies. Mollusk may also act as, or appoint, a co-manager of Hampstead. The principal executive offices of Mollusk are located at 351 California Street, 15th Floor, San Francisco, California 94104. Cephalopod and Lawrence are the managers of Mollusk. The principal business of Cephalopod is to act as a manager and member of Mollusk and other entities. The principal executive offices of Cephalopod are located at 500 Oracle Parkway, Redwood Shores, California 94065. Mr. Ellison owns all of the outstanding equity interests in Cephalopod. The principal business of Lawrence is to act as a manager and member of Mollusk and other entities. Mr. Ellison and Mr. Philip B. Simon are the managers of Lawrence. The principal executive offices of Lawrence are located at 101 Ygnacio Valley Road, Suite 310, Walnut Creek, California 94596.

    Messrs. Michael and Lowell Milken and Mr. Ellison may each be deemed a controlling person of Hampstead, ET Holdings, ET Consolidated, Knowledge Universe, PEC, Parent and Purchaser. In addition, Messrs. Michael and Lowell Milken may each be deemed to be a controlling person of Ridgeview. Mr. Ellison may be deemed to be a controlling person of Mollusk, Cephalopod and Lawrence.

    During the past five years, none of the Named Persons nor, to the best knowledge of each of the Named Persons, any of the members, directors or executive officers of the Named Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or, prohibiting or mandating activities subject to federal or state securities laws or finding any violation of such laws, except that on February 24, 1998, without admitting or denying any liability, Michael R. Milken consented to the entry of a final judgment in the U.S. District Court for the Southern District of New York in SECURITIES AND EXCHANGE COMMISSION V. MICHAEL
R. MILKEN ET AL., which judgment was entered on February 26, 1998, restraining and enjoining Michael R. Milken from associating with any broker, dealer, investment adviser, investment company, or municipal securities dealer and from violating Section 15(a) of the Exchange Act.

    On March 11, 1991, in the action entitled IN THE MATTER OF MICHAEL R. MILKEN, the Commission instituted a proceeding pursuant to Section 15(b)(6) of the Exchange Act and ordered that Michael R. Milken be barred from association with any broker, dealer, investment advisor, investment company or municipal securities dealer. On April 24, 1990, Michael R. Milken consented to the entry of a final judgment in the U.S. District Court for the Southern District of New York in SECURITIES AND EXCHANGE COMMISSION V. DREXEL BURNHAM LAMBERT INCORPORATED, ET AL., restraining and enjoining Michael Milken from engaging in transactions, acts, practices and courses of business which constitute or would constitute violations of, or which aid and abet or would aid and abet violations of, Sections 7(c), 7(f), 9(a)(2), 10(b), 13(d), 14(e), 15(c)(3) and 17(a)(1) of
the Exchange Act, and Regulations T and X and Rules 10b-5, 10b-6, 13d-1, 13d-2, 14c-3, 15c3-1, 17a-3 and 17a-4 promulgated thereunder and Section 17(a) of the Securities Act of 1933, as amended.

    The following table sets forth names, present principal occupation or employment, and material occupations, positions, offices, or employments during the last five years of each director and executive officer of Parent, Purchaser and Knowledge Universe, and for the individuals above who are Named Persons. Unless otherwise noted, the executive officers, directors and Named Persons set forth below have held the positions indicated below with Parent, Purchaser or Knowledge Universe, respectively, for the last five years or have served such entities in various administrative or executive capacities for at least that long. Unless otherwise set forth below, the business address of each person listed below is 844 Moraga Drive, Los Angeles, California 90049, and each person is a citizen of the United States.

I. EXECUTIVE OFFICERS AND DIRECTORS OF PARENT AND PURCHASER

                                                                        PRESENT PRINCIPAL OCCUPATION AND
NAME                                         TITLE                        FIVE YEAR EMPLOYMENT HISTORY
---------------------------------  --------------------------  --------------------------------------------------
Thomas J. Kalinske                 Director; President         Mr. Kalinske has served as President of each of
1350 Old Bayshore, Suite 260                                   Parent and Purchaser and as a director of each of
Burlingame, California 94010                                   Parent and Purchaser since their incorporation.
                                                               Since September 1996, Mr. Kalinske's principal
                                                               occupation has been to serve as President of
                                                               Knowledge Universe. From September 1990 to
                                                               September 1996, Mr. Kalinske served as President
                                                               and Chief Executive Officer of Sega of America,
                                                               located at 255 Shoreline Drive, Redwood Shores,
                                                               California. Mr. Kalinske is a director of the
                                                               National Foundation for the Improvement of
                                                               Education and UCLA's Graduate School of Education
                                                               and Information Services and is a trustee of the
                                                               RAND Corporation's Institute on Education and
                                                               Training. Mr. Kalinske is also a director of The
                                                               Milken Family Foundation, located at 1250 Fourth
                                                               Street, Santa Monica, California.

Ronald J. Packard                  Director; Treasurer         Mr. Packard has served as Treasurer and Secretary
                                   and Secretary               of each of Parent and Purchaser and as a director
                                                               of each of Parent and Purchaser since their
                                                               incorporation. Since March 1998, Mr. Packard's
                                                               principal business occupation has been to serve as
                                                               a Vice President of Knowledge Universe. Prior
                                                               thereto, Mr. Packard had served as an executive
                                                               employee of Knowledge Universe since March 1997.
                                                               From January 1995 to March 1997, Mr. Packard was
                                                               President and General Manager of Forestal
                                                               Trillium, located at 1860 11 de Septiembre,
                                                               Santiago, Chile. Prior thereto, Mr. Packard had
                                                               been employed as a consultant by McKinsey & Co. at
                                                               400 South Hope Street, Los Angeles, California,
                                                               from September 1989 to January 1995.

                                                                        PRESENT PRINCIPAL OCCUPATION AND
NAME                                         TITLE                        FIVE YEAR EMPLOYMENT HISTORY
---------------------------------  --------------------------  --------------------------------------------------
Deborah Bond-Upson                 Director                    Mrs. Bond-Upson has served as a director of each
1350 Old Bayshore, Suite 260                                   of Parent and Purchaser since their incorporation.
Burlingame, California 94010                                   Since March 1998, Mrs. Bond-Upson's principal
                                                               business occupation has been to serve as a Vice
                                                               President of Knowledge Universe. Prior thereto,
                                                               Mrs. Bond-Upson had served as an executive
                                                               employee of Knowledge Universe since November
                                                               1997. From January 1993 to November 1997, Mrs.
                                                               Bond-Upson served as Vice President of Kaplan
                                                               Educational Centers and Vice President of The
                                                               Landrah Corporation, each located at 888 Seventh
                                                               Avenue, New York, New York.

II. EXECUTIVE OFFICERS AND DIRECTORS OF KNOWLEDGE UNIVERSE

                                                                        PRESENT PRINCIPAL OCCUPATION AND
NAME                                         TITLE                        FIVE YEAR EMPLOYMENT HISTORY
---------------------------------  --------------------------  --------------------------------------------------
Michael R. Milken                  Director                    Mr. Milken's principal business occupation has
                                                               been to serve as a director of Knowledge Universe
                                                               since January 1996. Mr. Milken has also served as
                                                               President and a director of MC Group since
                                                               December 1993. Since July 1993, Mr. Milken has
                                                               served as President and a director of EEN
                                                               Communications Network. Mr. Milken has also served
                                                               as a director of The Milken Institute for Job and
                                                               Capital Formation since May 1993, as President and
                                                               a director of the Association for the Cure of
                                                               Cancer of the Prostate, since April 1993 and as a
                                                               director of The Milken Family Foundation, each
                                                               located at 1250 Fourth Street, Santa Monica,
                                                               California.
Lowell J. Milken                   Director                    Mr. Milken's principal business occupation has
                                                               been to serve as a director of Knowledge Universe
                                                               since January 1996. Since prior to 1993, Mr.
                                                               Milken has served as President and a director of
                                                               The Milken Family Foundation, located at 1250
                                                               Fourth Street, Santa Monica, California.

                                                                        PRESENT PRINCIPAL OCCUPATION AND
NAME                                         TITLE                        FIVE YEAR EMPLOYMENT HISTORY
---------------------------------  --------------------------  --------------------------------------------------
Lawrence J. Ellison                Director                    Mr. Ellison has served as a director of Knowledge
500 Oracle Parkway                                             Universe since January 1996. Mr. Ellison's
Redwood Shores, California 94065                               principal business occupation has been to serve as
                                                               Chief Executive Officer of Oracle Corporation,
                                                               located at 500 Oracle Parkway, Redwood Shores,
                                                               California, since May 1977, as Chairman of the
                                                               Board of Oracle Corporation since June 1995 and as
                                                               a member of its Executive Committee since 1986.
                                                               Mr. Ellison also served as the President of Oracle
                                                               Corporation until June 1996. From December 1995
                                                               through May 1997, Mr. Ellison served as President,
                                                               Chief Financial Officer and Secretary of
                                                               Cephalopod. Since May 1997, Mr. Ellison has served
                                                               as Chairman and Chief Executive Officer of
                                                               Cephalopod. Mr. Ellison has been a member of
                                                               Lawrence since April 1997.
Steven B. Fink                     Vice Chairman               Mr. Fink's principal business occupation has been
                                                               to serve as Vice Chairman of Knowledge Universe
                                                               since August 1997. Mr. Fink has served as a Vice
                                                               President of MC Group since December 1993. Prior
                                                               thereto, Mr. Fink served as President of East West
                                                               Capital, located at 10900 Wilshire Boulevard, Los
                                                               Angeles, California.
Thomas J. Kalinske                 President                   Mr. Kalinske has served as President of Knowledge
                                                               Universe since September 1996. In addition, Mr.
                                                               Kalinske has held the positions set forth above.
Stanley E. Maron                   Secretary                   Mr. Maron has served as Secretary of Knowledge
                                                               Universe since December 1996. Mr. Maron's
                                                               principal business occupation has been to serve as
                                                               an attorney and shareholder of Maron & Sandler, a
                                                               professional corporation, located at 844 Moraga
                                                               Drive, Los Angeles, California, since 1994. Prior
                                                               thereto, Mr. Maron had been an attorney and
                                                               shareholder of Buchalter, Nemer, Fields & Younger,
                                                               located at 601 S. Figueroa, Suite 2400, Los
                                                               Angeles, California, since 1975.
Ronald J. Packard                  Vice President              Mr. Packard has served as a Vice President of
                                                               Knowledge Universe since March 1998. In addition,
                                                               Mr. Packard has held the positions set forth
                                                               above.
Deborah Bond-Upson                 Vice President              Mrs. Bond-Upson has served as a Vice President of
                                                               Knowledge Universe since March 1998. In addition,
                                                               Mrs. Bond-Upson has held the positions set forth
                                                               above.

                                                                        ANNEX II

    Set forth below is Section 262 of the General Corporation Law of the State of Delaware regarding appraisal rights, which rights will only be available in connection with the Merger.

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

    SECTION 262 APPRAISAL RIGHTS--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section ! 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

    Facsimile copies (with manual signatures) of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                       IBJ SCHRODER BANK & TRUST COMPANY

           BY MAIL:             BY FACSIMILE TRANSMISSION:   BY HAND OR OVERNIGHT DELIVERY:
         P.O. Box 84                  (212) 858-2611                One State Street
    Bowling Green Station       Attn: Reorganization Dept.      New York, New York 10004
New York, New York 10274-0084                                  Attn: Reorganization Dept.
  Attn: Reorganization Dept.                                  Securities Processing Window
                                                                          SC-1

                                    CONFIRM RECEIPT OF
                                        FACSIMILE
                                      BY TELEPHONE:
                                      (212) 858-2103

    Any questions or requests for assistance or additional copies of the Offer to Purchase and the related Letter of Transmittal, and other tender offer materials, may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                      THE DEALER MANAGER FOR THE OFFER IS:

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                      2121 Avenue of the Stars, Suite 3200
                         Los Angeles, California 90067
                         (310) 282-7449 (call collect)

                    THE INFORMATION AGENT FOR THE OFFER IS:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         Call Toll Free (800) 322-2885